Exhibit 99.1

TS DRAFT 6.17.2015

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CYPRESS SEMICONDUCTOR CORPORATION

INDIGO ACQUISITION CORPORATION

AND

INTEGRATED SILICON SOLUTION, INC.

Dated as of June [    ], 2015

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June [_], 2015 by and between Cypress Semiconductor Corporation, a corporation organized under the laws of the State of Delaware (“Parent”), Indigo Acquisition Corporation, a corporation organized under the laws of the State of Delaware (“Acquisition Sub”), and Integrated Silicon Solution, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each share of Common Stock, par value $0.001 per share of the Company (the “Company Common Stock”) (other than Cancelled Company Shares and Dissenting Company Shares), will thereupon be cancelled and converted into the right to receive cash in an amount equal to $21.25 plus the Additional Per Share Consideration (as defined below), if any (together, the “Merger Consideration”), and the Company will survive the Merger as a wholly-owned (direct or indirect) subsidiary of Parent, all upon the terms and subject to the conditions set forth herein.

WHEREAS, on March 12, 2015, the Company entered into that certain Agreement and Plan of Merger, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of April 28, 2015, as further amended by Amendment No. 2 to Agreement and Plan of Merger dated as of May 29, 2015, and as further amended by Amendment No. 3 to Agreement and Plan of Merger dated as of June 11, 2015 (as amended, the “Uphill Merger Agreement”), by and between the Company and Uphill Investment Co. (“Uphill”);

WHEREAS, the Company Board has (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that the terms of this Agreement constitute a “Superior Proposal” as such term is defined in the Uphill Merger Agreement, (iii) determined that it is in the best interest of the Company and its stockholders to terminate the Uphill Merger Agreement in accordance with the terms thereof, and pay the Termination Fee as defined therein, (iv) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (v) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (vi) resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”);

WHEREAS, immediately prior to the execution of this Agreement, the Company terminated the Uphill Merger Agreement in accordance with Section 8.1(e) thereof, and instructed the Company Escrow Agent (as defined in the Uphill Merger Agreement) to release the Company Escrow Amount (as defined in the Uphill Merger Agreement) to Uphill;

WHEREAS, the board of directors of Parent has (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Parent and by Acquisition Sub, respectively, of this Agreement, the performance by Parent and Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein;

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential and use such information only in connection with the evaluation of a negotiated transaction; provided that the provisions thereof are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

“Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent or Acquisition Sub) to engage in, or that otherwise could reasonably be expected to lead to, an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or

“group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); (iii) any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such transaction; (iv) a liquidation, dissolution or other winding up of the Company; or (v) any combination of the foregoing.

“Additional Per Share Consideration” shall mean an amount in cash equal to $0.00109 for each day during the period commencing on, and including, October 1, 2015, and ending on, and including, the Closing Date; provided that (i) no Additional Per Share Consideration shall accrue or be payable with respect to any day on which any of the conditions set forth in Section 7.1 and Section 7.2 are not satisfied (other than (x) those conditions that by their nature are to be satisfied at the Closing but provided such conditions are then capable of being fulfilled and (y) the conditions set forth in Section 7.1(b) or Section 7.1(c) (but only in connection with Antitrust Laws of a Required Antitrust Jurisdiction)); (ii) no Additional Per Share Consideration shall accrue or be payable with respect to any day to the extent the failure of the Company to fully perform its obligations under this Agreement (including without limitation its obligations under Section 6.2) substantially contributed to the failure of the conditions set forth in Section 7.1(b) or Section 7.1(c) not being satisfied on such day; and (iii) in no event shall the Additional Per Share Consideration exceed $0.20.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or the State of New York or is a day on which banking institutions located in the State of California or New York City are authorized or required by Law or other governmental action to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2015, set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC prior to the date hereof for the quarter ended on such date.

“Company Balance Sheet Date” shall mean March 31, 2015.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company ESPP” shall mean the Company’s 1993 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” shall mean (i) all Registered Intellectual Property listed in Section 3.15(a) of the Company Disclosure Letter, and (ii) all other Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, effect, event or development (each a “Change,” and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof by a Governmental Authority) or changes in GAAP or other accounting standards (or the interpretation thereof by a Governmental Authority);

(vii) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, each of subclauses (A) through (D) solely to the extent resulting from such announcement or pendency;

(viii) any actions taken by the Company at the express written request of Parent;

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition);

(x) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and

(xi) the termination of the Uphill Merger Agreement, including without limitation the payment of the Termination Fee thereunder (as defined therein);

except to the extent any such Change described in clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies that operate in the industries in which the Company and its Subsidiaries operate.

“Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Product” shall mean any product (including software) currently offered for sale by the Company or any of its Subsidiaries, or currently planned to be offered for sale by the Company or any of its Subsidiaries within the next twelve (12) months after the date hereof.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property owned by, assigned to, filed in the name of, or applied for by the Company or any of its Subsidiaries.

“Company Restricted Stock Unit” shall mean any restricted stock units outstanding under any of the Company Stock Plans.

“Company SAR” means a stock appreciation right in respect of shares of Company Stock outstanding under any of the Company Stock Plans.

“Company Stock Plans” shall mean (A) the Company’s (i) 2007 Incentive Compensation Plan, (ii) Nonstatutory Stock Plan, (iii) 1998 Stock Plan, (iv) 2012 Inducement Option Plan and (B) any other compensatory equity plans or Contracts of the Company.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time.

“Contract” shall mean any contract, subcontract, instrument, warranty, option, note, bond, mortgage, indenture, lease, license, sublicense, sales and purchase order or other legally binding obligation, commitment, agreement, arrangement or understanding, in each case, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice.

“DOL” shall mean the United States Department of Labor.

“Environmental Law” shall mean any applicable Law relating to (i) Releases or threatened Releases or Hazardous Materials; (ii) manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials; or (iii) protection of worker human health and safety with respect to exposures of Hazardous Materials.

“Environmental Permits” shall mean all permits, licenses, or registrations required under applicable Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Export Control Laws” shall mean (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700 –799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1 – 199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120 – 130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500 – 599) and (ii) all comparable applicable Laws outside the United States in countries in which the Company or one of its Subsidiaries is licensed to do business.

“Financing Sources” shall mean the entities that at any time have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing or in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ former or current partners, members, stockholders, officers, directors, employees, agents and representatives and their respective successors and assigns.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, official and any self-regulatory organization (including Nasdaq) and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Materials” shall mean any chemical, substance or waste defined and regulated by a Governmental Authority as “hazardous,” “toxic,” “radioactive” or a “pollutant” under applicable Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person under currency, interest rate or other swaps, and all hedging and other obligations of such Person under other derivative instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (viii) all Indebtedness of others referred to in clauses (i) through (vii) guaranteed directly or indirectly in any manner by such Person and (ix) all Indebtedness referred to in clauses (i) through (vii) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” shall mean all technology, materials, information, and other intellectual property, regardless of form, including: (i) audiovisual works, collective works, software and other computer programs, tools, APIs, databases and other compilations and collections of data or information, derivative works, literary works, masks, maskworks, GDS files, layouts, topographies and other design features with respect to integrated circuits, IP blocks, cores, libraries, tools, sound recordings, and other published and unpublished works of authorship and copyrightable subject matter and which may also include Inventions and Confidential Information (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements (whether patentable or unpatentable and whether or not reduced to practice), machines, methods, and processes and new uses for any of the preceding items, and which may also include Works of Authorship and Confidential Information (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features, and all goodwill related to any of the foregoing (“Trademarks”); (iv) information that is not generally known or readily ascertainable through proper means, including algorithms, customer lists, ideas, designs, schematics, netlists, RTL coding, design rules, test methodologies, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques and which may also include Works of Authorship and Inventions (“Confidential Information”); (v) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); and (vi) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Intellectual Property in any jurisdiction worldwide, including: (i) rights in, arising out of, or associated with Works of Authorship, including U.S. and non-U.S. copyrights and rights in mask works (including any registrations and applications therefor and whether registered or unregistered); (ii) rights in, arising out of, or associated with Inventions, including all classes and types of utility patents, inventor’s certificates, utility models, and similar rights, and all applications, provisional applications, and registrations therefor (“Patent Rights”); (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act and similar non U.S. laws (“Trademark Rights”); (iv) rights in, arising out of, or associated with Confidential Information, including rights under the Uniform Trade Secrets Act and similar non U.S. laws; and (v) rights with respect to Domain Names, including registrations thereof.

“Intervening Event” shall mean an event or circumstance that was not known or reasonably foreseeable to the Company Board on the date of this Agreement, which event or circumstance becomes known to the Company Board prior to the receipt of the Requisite Stockholder Approval.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of the Company, with respect to any fact or matter in question, shall mean the actual knowledge of (i) any “named executive officer” (within the meaning of Item 402 of Regulation S-K promulgated under the Securities Act) of the Company as of the date of this Agreement and (ii) any individual identified on Schedule 1 of the Company Disclosure Letter, in the case of each of clauses (i) and (ii), after such inquiry as would be usual in the ordinary course of such individual’s position at the Company consistent with past practice.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any action, lawsuit, litigation, arbitration, hearing, or proceeding (including civil, criminal, administrative or appellate proceeding) commenced, brought or conducted or heard by or before or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise required or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“MOFCOM” shall mean the Ministry of Commerce of the PRC or its competent level counterparts.

“Nasdaq” shall mean The Nasdaq Global Market.

“Open Source Materials” shall mean any software or other technology licensed, distributed, or otherwise made available under any license that meets the Open Software Initiative’s definition of “open source,” available online at http://www.opensource.org/osd.html, such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any version or derivative of any of the foregoing licenses (“Open Source License Terms”).

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation, or writ of any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business that are not yet delinquent or that are being contested in good faith and by appropriate proceedings) and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries to the extent required by GAAP; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (v) recorded and unrecorded defects, imperfections or irregularities in title, easements, encumbrances, covenants and rights of way, and other similar restrictions, zoning, building and other similar codes or restrictions, and matters that would be disclosed by a survey of leased or owned real property; (vi) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2014 or the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2014; (vii) Liens which do not materially and adversely affect the use, operation or value of the property subject thereto; (viii) statutory, common law or contractual liens of landlords; and (ix) Liens described in Section 1.1 of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Subsidiary” shall mean any Subsidiary of the Company organized under the Laws of the PRC.

“Product Licenses” shall mean (a) rights implied under applicable Law in connection with the Company’s or its Subsidiaries’ sale of Company Products, and (b) non-exclusive rights granted by Company or its Subsidiaries in the ordinary course of business in connection with the Company’s or its Subsidiaries’ sale of Company Products with respect to the sold Company Products.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 (22).

“SAFE” shall mean the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

“SAFE Circular 7” shall mean Circular 7, issued by SAFE on February 15, 2012, titled “Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company.”

“SAFE Circular 37” shall mean Circular 37, issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents Through Special-Purpose Companies.”

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Standard Inbound Software Licenses” shall mean a customary, standard-form, non-negotiated license agreements associated with, and permitting use of, generally commercially available software, including on a hosted or SaaS basis.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof; (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the likelihood of consummation of such Acquisition Transaction, would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Merger, after taking into account any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority.”

“Tax” shall mean any and all U.S. federal, state and local, and non-U.S. taxes, or other taxes of any kind, including taxes based upon or measured by net or gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer , franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Willful Breach” shall mean, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with knowledge (after reasonable inquiry) that such party’s act or failure to act would reasonably be expected to result in or constitute a breach of this Agreement.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Applicable Anti-Corruption Laws	3.20(c)
Assets	3.14
Cancelled Company Shares	2.7(a)(ii)
Capitalization Date	3.6(a)
Certificate of Merger	2.2

Term	Section Reference
Certificates	2.8(c)
claim	4.10
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.18(a)
Commitment Letter	4.10(a)
Company	Preamble
Company Affiliated Parties	9.6
Company Board Recommendation	Recitals
Company Board Recommendation Change	6.5(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Related Parties	8.3(b)(iv)
Company SEC Reports	3.8
Company Securities	3.6(e)
Company Stockholder Meeting	6.4(b)
Confidentiality Agreement	9.4
Consent	3.5
Continuing Obligations	2.7(d)(ii)
Customer	6.2(f)(i)
D&O Insurance	6.10(c)
debt	4.11
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.2
Employee Plans	3.17(a)
Enforceability Limitations	3.2(b)
Equity Award or Equity Awards	3.6(b)(v)
ERISA Affiliate	3.17(a)
Exchange Fund	2.8(b)
Financing	4.10(a)
Financing Agreements	6.15(b)
Financing Parties	9.6
Government Officials	3.20(d)
Grant Date	3.6(d)
Indemnified Persons	6.10(a)
International Employee Plans	3.17(a)
Intervening Event Notice	6.5(c)(ii)(C)
ITAR	3.20(h)
Leased Real Property	3.13(b)
Leases	3.13(b)
Major Customer	3.27(a)
Major Supplier	3.27(a)
Material Contract	3.12(a)

Term	Section Reference
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Consideration	Recitals
New Plans	6.11(c)
Old Plans	6.11(c)
Owned Real Property	3.13(a)
Parent	Preamble
Parent Related Parties	8.3(c)(ii)
Payment Agent	2.8(a)
Permits	3.19
Proxy Statement	3.30
Representatives	5.2(b)
Required Antitrust Jurisdictions	6.2(a)(ii)
Requisite Stockholder Approval	3.3
Restricted Stock Unit Consideration	2.7(f)(i)
Reverse Termination Fee	8.1(c)(i)
Solvent	4.10
Subsidiary Securities	3.7(c)
Superior Proposal Amendment Notice	6.5(c)(i)(C)
Superior Proposal Notice	6.5(c)(i)(C)
Supplier	6.2(f)(i)
Surviving Corporation	2.1
Tax Returns	3.16(a)
Termination Date	8.1(b)(i)
Termination Fee	8.3(b)(i)
Uncertificated Shares	2.8(c)
Unvested Company Option	2.7(d)(ii)
Unvested Company SAR	2.7(e)(ii)
Unvested Option Consideration	2.7(d)(ii)
Unvested Restricted Stock Unit	2.7(f)(ii)
Uphill	Recitals
Uphill Merger Agreement	Recitals
Vested Company Option	2.7(d)(i)
Vested Company SAR	2.7(e)(i)
Vested Option Consideration	2.7(d)(i)
Vested Restricted Stock Unit	2.7(f)(i)
Vested SAR Consideration	2.7(e)(i)

1.3 Certain Interpretations

(a) Unless otherwise indicated, all references herein to Articles, Sections, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) References to any statute or regulation are to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any section of any statute or regulation include any successor to such section except that, for purposes of any representations or warranties in this Agreement that are made as of a specific date, references to any such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) will be deemed to refer to such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) in effect as of such date.

(g) References to any Governmental Authority include any successor to such Governmental Authority.

(h) References to “$,” “U.S. dollars” and “dollars” are to the currency of the United States of America.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(j) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(k) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(l) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to an electronic data room maintained by the Company with Merrill Datasite, or (ii) delivered or provided (including by electronic mail) to Parent or its Affiliates or Representatives, in each case by 5 p.m. in New York City on the second calendar day prior to the execution and delivery of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing.

(a) The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati P.C., 1 Market Plaza, Spear Tower, Suite 3300, San Francisco, California 94105-1126, on a date and at a time to be agreed upon by Parent, Acquisition Sub and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 6.10(a)); provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Integrated Silicon Solution, Inc.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 6.10(a)).

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation (other than as set forth in Schedule 2.6, as such Schedule may be updated by Parent at any time prior to the Effective Time), each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Merger Consideration, without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Excluded Company Common Stock. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent or Acquisition Sub or by any direct or indirect Subsidiary of the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Acquisition Sub. Each share of common stock of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock but excluding, for the avoidance of doubt, the granting or other issuance of Company Options, Company SARs or Company Restricted Stock Units in the ordinary course of business), reclassification, recapitalization, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Company Shares. At the Effective Time, the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each Company Stockholder who holds Dissenting Company Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting

Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to consult with the Company concerning and to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Options. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company Options, each Company Option that remains outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Each Company Option that is outstanding and vested as of the Effective Time (including a Company Option that vests by its terms at the Effective Time) (a “Vested Company Option”) shall be cancelled and terminated as of the Effective Time and the holder thereof shall receive, subject to Section 2.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock subject to such Vested Company Option immediately prior to the Effective Time, by (y) the Merger Consideration less the per share exercise price of such Vested Company Option (the “Vested Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). The Company shall pay to each holder of Vested Company Options the Vested Option Consideration, if any, described in the immediately preceding sentence (through the Company’s or a Company Subsidiary’s payroll system, or the Company’s or a Company Subsidiary’s equity award administrator, as may be applicable and in accordance with the Company’s payroll practices for service providers located outside of the United States) on either (A) the first (1st) regularly scheduled payroll after the Closing or (B) if such first (1st) payroll is scheduled for payment prior to the tenth (10th) Business Day after the Closing, the second (2nd) regularly scheduled payroll after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding.

(ii) Each Company Option that is outstanding and unvested as of the Effective Time and not described in Section 2.7(d)(i) (an “Unvested Company Option”) shall be converted into the right to receive, subject to Section 2.8(e), an amount of cash determined by multiplying (x) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time, by (y) the Merger

Consideration less the per share exercise price of such Unvested Company Option (the “Unvested Option Consideration”). The Unvested Option Consideration will be subject to the same vesting restrictions and continued service requirements (collectively, the “Continuing Obligations”) applicable to the Unvested Company Option immediately prior to the Effective Time, except for administrative changes that are not adverse to the holder of the Unvested Company Option or to which the holder consents. Payment of the Unvested Option Consideration in respect of an Unvested Company Option shall be made, subject to such terms and conditions, on the vesting dates applicable to the Unvested Company Option, as described in this Section 2.7(d).

(iii) Notwithstanding the foregoing, if the per share exercise price of any Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled without any payment or consideration and all rights with respect to such Company Option shall terminate as of the Effective Time.

(e) Company SARs. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company SAR each Company SAR that remains outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Each Company SAR that is outstanding and vested as of the Effective Time (including a Company SAR that vests by its terms at the Effective Time) (a “Vested Company SAR”) shall be cancelled and Terminated as of the Effective Time and the holder thereof shall receive, subject to Section 2.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Vested Company SAR immediately prior to the Effective Time, by (y) the Merger Consideration less the base price of such Vested Company SAR (the “Vested SAR Consideration”). The Company shall pay to each holder of Vested Company SAR the Vested SAR Consideration, if any, described in the immediately preceding sentence (through the Company’s or a Company Subsidiary’s payroll system, or the Company’s or a Company Subsidiary’s equity award administrator, as may be applicable and in accordance with the Company’s payroll practices for service providers located outside of the United States) on either (A) the first (1st) regularly scheduled payroll after the Closing or (B) if such first (1st) payroll is scheduled for payment prior to the tenth (10th) Business Day after the Closing, the second (2nd) regularly scheduled payroll after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding.

(ii) Each Company SAR that is outstanding and unvested as of the Effective Time and not described in Section 2.7(e)(i) (an “Unvested Company SAR”) shall be converted into the right to receive, subject to Section 2.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the Unvested Company SAR immediately prior to the Effective Time, by (y) the Merger Consideration less the base price of such Unvested Company SAR (the “Unvested SAR Consideration”). The Unvested SAR Consideration will be subject to the same vesting terms and conditions applicable to the SARs immediately prior to the Effective

Time, including the Continuing Obligations, except for administrative changes that are not adverse to the holder of the SAR or to which the holder consents. Payment of the Unvested SAR Consideration shall be made, subject to such terms and conditions, on the vesting dates applicable to the Unvested Company SAR.

(iii) Notwithstanding the foregoing, if the base price of any Company SAR equals or exceeds the Merger Consideration, such Company SAR shall be cancelled without any payment or consideration and all rights with respect to such Company SAR shall terminate as of the Effective Time.

(f) Company Restricted Stock Units. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company Restricted Stock Units, each Company Restricted Stock Unit that remains outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Each Company Restricted Stock Unit that is outstanding and vests and becomes settleable by its terms at the Effective Time (a “Vested Restricted Stock Unit”) shall be cancelled and terminated as of the Effective Time and the holder thereof shall receive, subject to Section 2.8(e), an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Vested Restricted Stock Unit immediately prior to the Effective Time, by (y) the Merger Consideration (the “Restricted Stock Unit Consideration”). The Company shall pay to each holder of Vested Restricted Stock Unit the Restricted Stock Unit Consideration described in the immediately preceding sentence (through the Company’s or a Company Subsidiary’s payroll system, or the Company’s or a Company Subsidiary’s equity award administrator, as may be applicable and in accordance with the Company’s payroll practices for service providers located outside of the United States) on either (A) the first (1st) regularly scheduled payroll after the Closing or (B) if such first (1st) payroll is scheduled for payment prior to the tenth (10th) Business Day after the Closing, the second (2nd) regularly scheduled payroll after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding.

(ii) Each Company Restricted Stock Unit that is outstanding and unvested as of the Effective Time and not described in Section 2.7(f)(i) (an “Unvested Restricted Stock Unit”) shall be converted into the right to receive, subject to Section 2.8(e), an amount of cash determined by multiplying (x) aggregate number of shares of Company Common Stock represented by such Unvested Restricted Stock Units immediately prior to the Effective Time, by (y) the Merger Consideration (the “Unvested Restricted Stock Unit Consideration”). The Unvested Restricted Stock Unit Consideration will be subject to the same vesting terms and conditions applicable to the Restricted Stock Units immediately prior to the Effective Time, including the Continuing Obligations, except for administrative changes that are not adverse to the holder of the Restricted Stock Unit or to which the holder consents. Payment of the Unvested Restricted Stock Unit Consideration shall be made, subject to such terms and conditions, on the vesting dates applicable to the Restricted Stock Units as described in this Section 2.7(f).

(g) The Company shall take all actions reasonably necessary to effect the transactions contemplated by Sections 2.7(d), (e) and (f) under all Company Option, Company SAR and Company Restricted Stock Unit agreements and any other plan or arrangement of the Company, including delivering all required notices and obtaining any required consent. Within three (3) Business Days after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each of the holders of Vested Company Options, Vested Company SARs and Vested Restricted Stock Units, the applicable Vested Company Option Consideration, Vested SAR Consideration and Vested Restricted Stock Unit Consideration (through the Surviving Corporation’s or a Surviving Corporation Subsidiary’s payroll system, or the Surviving Corporation’s or a Surviving Corporation’s Subsidiary equity award administrator, as may be applicable and in accordance with the Company’s payroll practices for service providers located outside of the United States) on either (A) the first (1st) regularly scheduled payroll after the Closing or (B) if such first (1st) payroll is scheduled for payment prior to the tenth (10th) Business Day after the Closing, the second (2nd) regularly scheduled payroll after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding.

(h) Company ESPP. From and after the date of this Agreement, the Company will not establish any new offering period under the Company ESPP. The Company shall take all actions necessary so that (i) the Company ESPP shall terminate for no consideration prior to the Effective Time, (ii) the Offering Period (as defined in the Company ESPP) ongoing as the date of this Agreement will be cancelled prior to the Effective Time and (iii) all amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Company Common Stock prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(i) Company Stock Plans. Prior to the Effective Time, the Company will take all actions necessary (including adopting such resolutions of the Company Board (or any appropriate committee thereof) and providing all required notices in connection therewith) to terminate each of the Company Stock Plans and to ensure that, after the Effective Time, no Person shall have any right with respect to outstanding equity-based awards except as provided in Sections 2.7(d), (e) and (f). For avoidance of doubt, but without prejudice to the rights to receive Unvested Option Consideration, Unvested SAR Consideration and Unvested Restricted Stock Unit Consideration as set forth in this Section 2.7, Parent will not assume any Company Options, Company SARs or Company Restricted Stock Units.

2.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. At or immediately following the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article II.

(c) Payment Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Options, Company SARs and Company Restricted Stock Units such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided that Parent or the Payment Agent may, in its discretion and as condition to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary and reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) in accordance with Section 9.12, or (ii) except in respect of Section 3.4 (Non-Contravention), Section 3.5 (Required Governmental Approvals), Section 3.6 (Company Capitalization) and Section 3.7 (Subsidiaries), as disclosed in any Company SEC Reports filed with or furnished to the SEC by the Company on or after December 11, 2014 but prior to the date hereof that are publicly available (other than (x) disclosures under the captions “Risk Factors,” “Forward-Looking Statements,” or similar precautionary sections and (y) any other disclosures that are predictive, cautionary, forward-looking or non-specific in nature, and in any case only to the extent that it is reasonably apparent from the text of such disclosure that such disclosure is applicable to any section or subsection of this Article III), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws. The Company has delivered to Parent correct and complete copies of its certificate of incorporation and bylaws as amended as of the date of this Agreement.

3.2 Corporate Power; Enforceability.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than obtaining the Requisite Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (clauses (i) and (ii), collectively, the “Enforceability Limitations”).

3.3 Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and consummate the Merger.

3.4 Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries; (b) subject to obtaining such Consents set forth in Section 3.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which the Company or any of its Subsidiaries is a party; (c) assuming the Consents referred to in Section 3.5 are obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder. The Company has terminated the Uphill Merger Agreement in accordance with Section 8.1(e) thereof, and instructed the Company Escrow Agent (as defined in the Uphill Merger Agreement) to release the Company Escrow Amount (as defined in the Uphill Merger Agreement) to Uphill. Each of the Company Escrow Agreement (as defined in the Uphill Merger Agreement), the DB Escrow Agreement (as defined in the Uphill Merger Agreement) and the CMB Escrow Agreement (as defined in the Uphill Merger Agreement) has been terminated. The Company has made available to Parent correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2013, other than the minutes of those meetings of the Board of Directors and committees thereof at which the negotiation and execution of this Agreement or any prior negotiations with any third parties in respect of any similar transactions were discussed.

3.5 Required Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company (including on behalf of or in respect of any of its Subsidiaries) in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except:

(a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business;

(b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act;

(c) Consents required under, and compliance with any other applicable requirements of, to the extent required, the HSR Act;

(d) such other Consents, the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

3.6 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 70,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of Company Preferred Stock. As of the close of business in New York City on June 3, 2015 (the “Capitalization Date”): (A) 32,138,211 shares of Company Common Stock were issued and outstanding and (B) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of the close of business on the Capitalization Date, there were:

(i) 1,527,078 shares of Company Common Stock reserved for future issuance under the Company Stock Plans;

(ii) 0 shares of Company Common Stock reserved for future issuance under the Company ESPP;

(iii) outstanding Company Options to purchase 3,152,258 shares of Company Common Stock;

(iv) outstanding Company Restricted Stock Units covering 379,154 shares of Company Common Stock; and

(v) Company SARs relating to an aggregate of 1,337,782 shares of Company Stock (each of clauses (iii), (iv) and (v), an “Equity Award” and, collectively, the “Equity Awards”).

(c) Section 3.6(c) of the Company Disclosure Letter includes an accurate and complete list, as of the Capitalization Date, of each outstanding Equity Award, including with respect to each such Equity Award: the holder thereof, the date of grant, the vested status and vesting schedule, the number of shares of Company Common Stock underlying each such Equity Award (including the target and maximum number of shares of Company Common Stock underlying such award, as applicable), the Company Stock Plan under which the Equity Award was granted and, where applicable, the exercise price.

(d) With respect to the Equity Awards, (1) each grant of an Equity Award was duly authorized no later than the date on which the grant of such Equity Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board or an authorized committee thereof, and any required approval by the stockholders of the Company, and the award agreement governing such Equity Award was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (2) each such grant was made in accordance with all applicable Laws, including the rules of the Nasdaq, and all of the terms and conditions of the Company Stock Plan, (3) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, (4) each such grant qualifies in all material respects for the Tax and accounting treatment afforded such Equity Awards in the Company’s Tax Returns and the Company SEC Reports, respectively, and (5) no material modifications have been made to any such grants after the Grant Date and all such grants either comply in all material respects with or are exempt from Section 409A of the Code.

(e) Except as set forth in Section 3.6(a) and Section 3.6(b) and for changes since the Capitalization Date resulting from the exercise of Company Options outstanding as of the Capitalization Date and the settlement of Company Restricted Stock Units outstanding as of the Capitalization Date, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company (including any Company Options, Company SARs and Company Restricted Stock Units), (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to (A) the terms of Company Stock Plans or (B) in the ordinary course of business consistent with past practice.

(f) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company. No Subsidiary of the Company owns any shares of Company Common Stock or shares of Company Preferred Stock.

3.7 Subsidiaries.

(a) Section 3.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Company Subsidiaries listed on Section 3.7(a) of the Company Disclosure Letter, there are no other Persons that are material to the business of the Company through which the Company or any of its Subsidiaries conducts business and in which the Company or any of its Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same. The Company has delivered to Parent correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended as of the date of this Agreement. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest). No vote of the holders of any Subsidiary Securities is required in connection with this Agreement and the consummation of the transactions contemplated hereby. Neither the Company or any of its Subsidiaries is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, strategic alliance, or Contract the primary purpose of which is a profit, loss, risk or revenue sharing arrangement, that is material to the business of the Company and its Subsidiaries, taken as a whole.

(c) There are no outstanding (i) shares of capital stock of or other equity or voting interests in, or any securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of or other equity or voting interests in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company or from the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company (including any share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights). Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(d) Other than with respect to its Subsidiaries, neither the Company nor any of the Company Subsidiaries owns any equity interests in any other Person.

3.8 Company SEC Reports and Listing Requirements. Since October 1, 2012, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (all such forms, reports and documents, as amended and supplemented, and together with all exhibits and schedules thereto, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company is in compliance in all material respects with all listing and governance requirements of Nasdaq.

3.9 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, as permitted by the SEC’s rules and forms), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments, the effect of which, individually and in the aggregate is not material).

(b) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are effective in ensuring that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(c) The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Company Board in all material respects and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d) Since October 1, 2013, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries. To the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported any evidence of any material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any Subsidiary or any of their officers or directors, in each case, in such capacities, to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

3.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of any nature (whether or not required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP), other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed on or after December 11, 2014 and prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, and (d) Liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date hereof, except for the negotiation and entering into of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and (ii) there has not been or occurred any Company Material Adverse Effect that is continuing.

(b) Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by clauses (i), (iv), (v), (vi), (vii), (ix), (x), (xi), (xii), (xiii), (xiv), (xviii) or (xix) (solely with respect to the foregoing clauses) of Section 5.1(b) if proposed to be taken after the date hereof.

3.12 Material Contracts.

(a) Section 3.12 of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement, broken down by category in accordance with the descriptions below. True and complete copies of all such Material Contracts (including all exhibits, schedules and amendments thereto, and an accurate description of the material terms of any oral Material Contracts) have been (i) publicly filed with the SEC or (ii) made available to Parent. For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party as of the date of this Agreement:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) any Contract that explicitly (x) limits, curtails or restricts the ability of the Company or any of its Subsidiaries to compete or conduct activities in any geographic area or line of business or with any Person, or (y) grants the other party or any third Person “most favored nation” or similar status, any type of special discount rights, or any right of first refusal, first notice or first negotiation, in each case in a manner that is material or reasonably would be expected to be material to the operations of the Company and its Subsidiaries taken as a whole;

(iii) any Contract containing confidentiality clauses or use restrictions, other than (A) standard (i.e., having terms customary in the Company’s industry) non-disclosure, confidentiality, material transfer and consulting contracts, (B) Standard Outbound Licenses, or (C) Standard Inbound Licenses;

(iv) any Company IP Contract listed in Section 3.15(b)(i) and Section 3.15(b)(ii) of the Company Disclosure Letter;

(v) any customer Contract with a Major Customer;

(vi) any employment, consulting or professional services Contract that is not terminable at will or for convenience by the Company on less than 30 days’ notice and obligating the Company or any of its Subsidiaries to make payments or provide compensation in excess of $250,000 annually;

(vii) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets whose value, in each case, is in excess of $1,000,000 (other than inventory purchases and capital equipment purchases in the ordinary course of business consistent with past practices) or (C) any Contract that involves a joint venture, limited liability company or partnership with a third Person that includes the sharing of profits and losses;

(viii) any Contract involving Indebtedness of the Company or any of its Subsidiaries under which the Company and its Subsidiaries, taken as a whole, are liable for a principle amount in excess of $500,000 (which, for the avoidance, shall not include intercompany agreements);

(ix) any Contract (x) with any Governmental Authority or (y) where the Company or any Subsidiary of the Company is acting as a prime subcontractor to another Person in connection with a Contract between such Person and a Governmental Authority;

(x) any financial derivatives master agreement or confirmation, currency or interest rates hedging agreements, or futures account opening agreements and/or brokerage statements, evidencing financial, currency or interest rate hedging or similar trading activities;

(xi) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(xii) any Collective Bargaining Agreement;

(xiii) any “standstill” or similar agreement;

(xiv) any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities;

(xv) any Contract providing for indemnification of any director or officer by the Company or any of its Subsidiaries;

(xvi) any Lease;

(xvii) any Contract (other than Contracts granting Equity Awards) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Merger; and

(xviii) any Contract that (A) otherwise does not fit within any of the descriptions set forth in the foregoing clauses (i) through (xxi) above, and (B) by its terms, calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $5,000,000 over the remaining term of such Contract or more than $2,500,000 annually (other than intercompany payments).

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation of or any intent to terminate or cancel any Material Contract or received any written notice of breach or default in any material respect under any Material Contract which breach has not been cured.

3.13 Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all real property owned by the Company or any of its Subsidiaries (such real property, together with all of the buildings, structures and other improvements thereon, the “Owned Real Property”). Except as would not constitute a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no pending, or, to the Knowledge of the Company, threatened in writing, appropriation, condemnation eminent domain or like proceedings relating to the Owned Real Property.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 5,000 square feet (such property, the “Leased Real Property”). With respect to each of the Leases listed on Section 3.13(b) of the Company Disclosure Letter:

(i) the Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens;

(ii) neither the Company nor any of its Subsidiaries has received written notice of any actual or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings, or notice of termination or cancellation or material breach or default that affect any Leased Real Property or any part thereof, and neither of the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take all or any part thereof pursuant to any such proceeding; and

(iii) except for renewal and expansion provisions as set forth in the Leases, neither the Company nor any of its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or offer or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(c) Section 3.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any portion of the Owned Real Property or Leased Real Property.

3.14 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. No representation is made under this Section 3.14 with respect to any real property, intellectual property or intellectual property rights.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property Rights and listing for each the type of Intellectual Property Right, the jurisdiction in which each item of Company Registered Intellectual Property Rights has been issued, filed, or recorded, the application, filing, registration or grant numbers and dates, the current status (e.g., issued or pending), and any maintenance, prosecution, renewal or other actions to be taken, and any fees becoming payable, within one hundred and eighty (180) days after the date of this Agreement; and (ii) any claims, suits, actions, or Legal Proceedings pending with respect to any Company Registered Intellectual Property Rights. Each of the Company Registered Intellectual Property Rights is subsisting and has not been held invalid or unenforceable in any Legal Proceeding or by any Governmental Authority as of the date of this Agreement.

(b) Section 3.15(b)(i) of the Company Disclosure Letter lists as of the date hereof all Contracts by or to which the Company or any of its Subsidiaries is a party or is otherwise bound as of the date of this Agreement and currently in effect in whole or in part (other than (A) Product Licenses; (B) Contracts that grant non-exclusive rights pursuant to one of the Company’s standard forms that have been made available to Parent (or in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, one of such forms); (C) standard (i.e., having terms customary in the Company’s industry) non-disclosure, confidentiality, material transfer and consulting Contracts and (D) Contracts with third parties for the provision of manufacturing services to the Company or its Subsidiaries and allowing use of the Company Intellectual Property Rights only for that purpose (such Contracts described in clauses (A), (B), (C) and (D), collectively, “Standard Outbound Licenses”)) under which any third Person has obtained, or has an option or right to obtain, any license, release, covenant, authorization, standstill, or other immunity under any Company Intellectual Property Rights (“Company Outbound IP Contracts”). Section 3.15(b)(ii) of the Company Disclosure Letter lists as of the date hereof all Contracts by or to which the Company or any of its Subsidiaries is a party or is otherwise bound as of the date of this Agreement and currently in effect in whole or in part (other than (X) Standard Inbound Software Licenses; (Y) Open Source License Terms; and (Z) standard (i.e., having terms customary in the Company’s industry) non-disclosure, confidentiality, material transfer and consulting contracts (such Contracts described in clauses (X), (Y) and (Z), collectively, “Standard Inbound Licenses”)) under which the Company or any of its Subsidiaries has obtained, or has an option or right to obtain, any license, release, covenant, authorization, standstill, or other immunity under any Intellectual Property Rights of a third Person (“Company Inbound IP Contracts” and, together with the Company Outbound IP Contracts, the “Company IP Contracts”).

(c) The Company owns the Company Intellectual Property Rights free and clear of all Liens other than Permitted Liens, Standard Outbound Licenses and the licenses, releases, covenants, authorizations, standstills, and other immunities under Intellectual Property Rights expressly granted pursuant to Company Outbound IP Contracts listed in Section 3.15(b)(i) of the Company Disclosure Letter. To the Knowledge of the Company, as of the date hereof, the Company or its Subsidiaries has sufficient rights to practice third Person Patent Rights practiced by the Company or its Subsidiaries in and material to the conduct of the Company’s or its Subsidiaries’ business, as currently conducted by the Company or its Subsidiaries. Other than Patent Rights, as of the date hereof, all Intellectual Property and Intellectual Property Rights used by the Company or its Subsidiaries in or material to the conduct of the Company’s or its Subsidiaries’ business, as currently conducted by the Company or its Subsidiaries, are either (A) owned by the Company or its Subsidiaries, or (B) licensed to the Company or its Subsidiaries under Company Inbound IP Contracts listed on Section 3.15(b)(ii) of the Company Disclosure Letter and made available to Parent or under Contracts excluded from the disclosure obligations of Section 3.15(b)(ii), in each case covering such use by the Company and its Subsidiaries.

(d) The Company and each of its Subsidiaries take reasonable steps to maintain the secrecy of Confidential Information from which the Company and its Subsidiaries derive independent economic value, actual or potential, from the Confidential Information not being generally known. The Company and each of its Subsidiaries have, and use reasonable efforts to enforce, policies generally requiring each employee and individual independent contractor who is involved in the development of material Intellectual Property that is included in a Company Product or a product currently under development by the Company to execute one or more agreements with provisions relating to the protection of the Company’s Confidential Information and the ownership of Intellectual Property and Intellectual Property Rights developed with the scope of the individual’s employment or independent contractor relationship with the Company or any of its Subsidiaries, except where any failure would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets or other Confidential Information of any other Person in the course of performance of his or her duties as an employee, independent contractor or agent of the Company or any of its Subsidiaries.

(e) As of the date hereof, the conduct of the Company’s or its Subsidiaries’ business does not infringe upon, misappropriate or otherwise violate (i) the Intellectual Property Rights other than Patent Rights of a third Person, or (ii) to the Knowledge of the Company, any Patent Rights of a third Person. No present or former employee, officer or director of the Company or any of its Affiliates, or agents, consultants or (sub)contractors holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property or Intellectual Property Rights used by the Company or its Subsidiaries in and material to the conduct of the Company’s or its Subsidiaries’ business.

(f) The Company and its Subsidiaries are not currently involved in any Legal Proceeding alleging that, and since January 1, 2013 through the date hereof the Company has not received written notice of a claim that, the conduct of the Company’s or its Subsidiaries’ business infringes upon, misappropriates, or otherwise violates the Intellectual Property Rights of a third Person. As of the date hereof, the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any material Company Intellectual Property Rights.

(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not result in (i) the Company or its Subsidiaries granting to any third Person any rights or licenses to any Company Intellectual Property Rights except as set forth in any of the Company IP Contracts or Contracts excluded from the disclosure obligations of Section 3.15(b)(i), (ii) any third Person that is a party to a Company IP Contract (other than a Standard Outbound License or a Standard Inbound License) having the right to terminate the applicable Company IP Contract, (iii) the imposition of any Lien on any Company Intellectual Property Rights other than Permitted Liens, (iv) the Company or its Subsidiaries being required to make any payment of any material amount to any third Person except for payments that would have been owed under existing Material Contracts absent the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, or (v) result in any third Person having a right to require access to any source code of the Company or its Subsidiaries (whether through release from escrow or otherwise); provided that the representations and warranties of the Company in this Section 3.15(g) shall not be deemed breached as a result of the operation of any Contracts to which the Company or any of its Subsidiaries is not a party or to which the Company or any of its Subsidiaries is not otherwise bound.

(h) No Company Product is or has become subject to any Open Source License Terms. The Company and its Subsidiaries are in material compliance with internal policies regarding Open Source Materials and their use.

(i) Section 3.15(i) of the Company Disclosure Letter lists all standards-setting organization, university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company or any of its Subsidiaries is currently participating, or in which the Company or any of its Subsidiaries has participated in the past or applied for future participation in, and under whose intellectual property policies any Company Intellectual Property Rights are bound, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or part, by any Governmental Authority (each, a “SIG”). The Company and its Subsidiaries are not bound by, and have not agreed to be bound by, any Contract, bylaws, policy, or rule of any SIG that requires or purports to require the Company or any of its Subsidiaries (or, following the Closing Date, Parent or any of its Affiliates) to contribute, disclose or license any Intellectual Property or Intellectual Property Rights to such SIG or its other members.

(j) With respect to the Company Products and all services provided by the Company or its Subsidiaries, the Company is in compliance in all material respects with all applicable contractual commitments relating to any of express or implied warranties relating thereto, and such Company Products and services comply in all material respects with the Company’s or its Subsidiaries published product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Authority or Person, except for such non-conformities with the foregoing for which an adequate reserve has been made on the Company Balance Sheet. To the Knowledge of the Company, the Company has no liability for replacement or modification of any Company Products or other damages in connection therewith, other than in the ordinary course of business consistent with past practice. There is no presently pending or, to the Knowledge of the Company, threatened Legal Proceeding relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Company Product.

(k) The Company and its Subsidiaries have been and are in compliance in all material respects with all applicable Laws, and the public-facing privacy policies posted on their websites (“Privacy Policies”) relating to (a) the privacy of users of Company Products and all of the Company’s and its Subsidiaries’ websites, and (b) the collection, use, storage and disclosure of any personally identifiable information collected or stored by the Company or its Subsidiaries or by third parties acting on Company’s or its Subsidiaries’ behalf or having authorized access to the Company’s or its Subsidiaries’ records, including personally identifiable information with respect to the Company’s or its Subsidiaries’ employees. To the Knowledge of the Company, there has been no unauthorized access to, unauthorized disclosure of, or other misuse of any such personally identifiable information collected by the Company or its Subsidiaries. The Company and its Subsidiaries are, and have at all times since January 1, 2012 been, in compliance in all material respects with applicable Laws relating to electronic communications privacy, law enforcement access, reporting of illegal content, and data retention.

3.16 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any valid extensions of time in which to file) all U.S. federal, state, local and non-U.S. income tax returns and all other material returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects, and (ii) have paid, or have adequately reserved in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports for the payment of, all material Taxes required to be paid through the Company Balance Sheet Date. Neither the Company nor any of its Subsidiaries has incurred any material Liabilities of the kind required to be recorded or reflected on a balance sheet prepared in accordance with GAAP for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax beyond the Closing Date.

(b) No audit of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit.

(c) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(f) None of the Company nor any of its Subsidiaries is (i) a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (ii) a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any material amount under any such agreement or (iii) liable for any material Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract.

(g) Neither the Company nor its Subsidiaries have received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment with respect to a material amount of Taxes which has not since been satisfied by payment or been withdrawn. To the extent relevant to the Company, the Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable (i) transfer pricing Laws and (ii) terms and conditions of any material Tax exemption, holiday or other similar incentive agreement, arrangement or order granted or issued to the Company or any of its Subsidiaries.

(h) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(i) None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for income tax purposes for a taxable period (or portion thereof) ending on or prior to the Closing Date initiated by the Company or any Subsidiary prior to the Closing Date without the consent of Parent; or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or other Tax law) executed on or prior to the Closing Date without the consent of Parent.

3.17 Employee Plans.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, consulting, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing and whether or not covering a single individual or group of individuals) sponsored, maintained, contributed to, or required to be contributed to for the benefit of any current or former employee, non-employee service provider or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries has any material liability (including contingent liability (clauses (i) and (ii), collectively, the “Employee Plans”). With respect to each Employee Plan other than an Employee Plan that is maintained in any non-U.S. jurisdiction (together, the “International Employee Plans”), to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form

5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the current plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the IRS or DOL relating to any material compliance issues in respect of any such Employee Plan. With respect to each International Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b) No Employee Plan is, and none of the Company, any of its Subsidiaries, any ERISA Affiliate, or any of their respective predecessor has contributed to, contributes to, has been required to contribute to, or has otherwise participated in or has any liability, direct or indirect, with respect to (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (4) a plan subject to Section 302 of ERISA, Section 412, 430 or 4971 of the Code or Title IV of ERISA, (5) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (6) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No event has occurred and, to the Knowledge of the Company, no condition exists that would subject the Company or any of its Subsidiaries by reason of its affiliation with any current or former ERISA Affiliate to any material (i) Tax, penalty, fine, (ii) lien or (iii) other liability imposed by applicable Law, including ERISA and the Code.

(c) Each Employee Plan has been established, maintained, operated and administered, in all material respects, in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(d) Each Employee Plan that is subject to Section 409A of the Code has been operated and administered, in all material respects, in compliance with Section 409A of the Code.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of

ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(h) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and nothing has occurred since the date of the letter that could reasonably be expected to adversely affect the qualified status of such Employee Plan.

(i) Except as could not, individually or in the aggregate, result in a material liability to the Company and its Subsidiaries, each International Employee Plan (1) that is intended to qualify for special tax treatment, has met all requirements for such tax treatment, (2) does not have unfunded liabilities or liabilities that could reasonably be imposed upon the assets of the Company or any Subsidiary by reason of such International Employee Plan, (3) is in compliance with all applicable Laws, and (4) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(j) Except as could not result in a material liability to the Company and its Subsidiaries, all contributions, premiums and other material payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(k) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in connection with any termination of employment (whether voluntary, involuntary, with or without good reason, or with or without cause, as a result of disability, death, retirement, or otherwise) or any other employment-related event (1) result in any severance or payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (2) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, employee or independent contractor, or (3) result in the acceleration of the time of payment, vesting or funding (through a grantor trust or otherwise) of any such benefit or compensation, or (4) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Employee Plan.

(l) Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.

(m) No amount paid or payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled to receive any additional payment (including any tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Sections 409A or 4999 of the Code.

3.18 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or works council or trade union agreement (each a “Collective Bargaining Agreement”) that is material to the Company and its Subsidiaries, taken as a whole, (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, and (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have complied, in all material respects, with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining).

(c) The Company and each of its Subsidiaries have, in all material respects, withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(d) As of the date hereof, the Company has not received any written notice from any officer of the Company that he/she intends to resign from the Company or its Subsidiaries.

3.19 Permits. The Company and its Subsidiaries possess and are in compliance with the terms of all material permits, licenses, certificates, authorizations, consents, franchises and approvals from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

3.20 Compliance with Laws.

(a) Each of the Company and each of its Subsidiaries is and at all times since January 1, 2012 has been in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No representation or warranty is made in this Section 3.20(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 3.8 and Section 3.9, (ii) intellectual property and related matters, which are covered solely in Section 3.15, (iii) applicable Laws with respect to Taxes, which are covered solely in Section 3.16, (iv) ERISA and other employee benefit-related matters, which are covered solely in Section 3.17, (v) labor Law matters, which are covered solely in Section 3.18, or (vi) Environmental Laws, which are covered solely in Section 3.21.

(b) Neither the Company nor any of its Subsidiaries has since January 1, 2012 received any written notice from any Governmental Authority alleging any violation or potential violation by the Company or any of its Subsidiaries of any applicable Law or Order that is material to the Company and its Subsidiaries and that remains outstanding or unresolved as of the date of this Agreement. To the Knowledge of the Company, no investigation by any Governmental Authority of the Company or any of its Subsidiaries is pending or threatened.

(c) None of the Company, any of its Subsidiaries, any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers, or any other Person acting on behalf of the Company or any of its Subsidiaries have, during the past five years, directly or indirectly, taken any action which would cause them to be in violation of (i) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (ii) the UK Bribery Act 2010; or (iii) any other applicable anti-corruption or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, Orders, decrees, injunctions, and writs of any governmental authority of any jurisdiction (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Applicable Anti-Corruption Laws”).

(d) None of the Company, any of its Subsidiaries, any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers, or any other Person acting on behalf of the Company or any of its Subsidiaries, have, during the past five years, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) to any of the following Persons for the purpose of corruptly influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such Person, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(e) During the past five years, the Company and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with the Company’s or its Subsidiaries’ applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with Applicable Anti-Corruption Laws.

(f) The books, records and accounts of the Company and its Subsidiaries have during the past five years accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. During the past five years, there have been no false or fictitious entries made in the books, records or accounts of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(g) None of the Company nor any of its Subsidiaries have, during the past five years, engaged in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful means of obtaining business.

(h) The Company and each of its Subsidiaries is, and at all times during the last five (5) years has been, in compliance in all material respects with all applicable Export Control Laws. Without limiting the foregoing, (i) each of the Company and each of its Subsidiaries has obtained all licenses and other approvals required by any Export Control Law and all such licenses are or were in full force and effect at the relevant time; (ii) each of the Company and each of its Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (iii) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals and (iv) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future actions against the Company or any of its Subsidiaries. No approval is required under any Export Control Law for the transfer of any export licenses or approvals from the Company or any Subsidiary to Parent or Acquisition Sub or otherwise in connection with the consummation of the transactions contemplated by this Agreement, other than export approvals that can be obtained expeditiously without material cost. Section 3.20(h) of the Company Disclosure Letter sets forth, for each of the Company’s and each of its Subsidiaries’ products, software, and technology, the true, complete and accurate listing of the applicable export control classification number under the Commerce Control List (codified at 15 CFR Part 774), indicating the basis for each such classification. None of the products, technology or activities of the Company or any of its Subsidiaries are subject to the International Traffic In Arms Regulations (set forth at 22 CFR Parts 121-130) (“ITAR”). Neither the Company nor any of its Subsidiaries is registered with the Directorate of Defense trade controls under ITAR or otherwise engaged in the production of any defense article or the provision of defense services as such terms are defined in the ITAR. Neither the Company nor any of its Subsidiaries is subject to the National Industrial Security Program administered by the Defense Security Service.

(i) All approvals from or filings and registrations with the PRC Governmental Authorities required to be made in respect of the PRC Subsidiaries, including with respect to their capital structure and operations, and including the approvals from or filings and registrations with MOFCOM, the State Administration of Industry and Commerce, SAFE, tax bureau and customs authorities, have been duly completed in accordance with applicable Laws, except where the failure to have such approvals, filings or registrations would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Each PRC Subsidiary has complied with all applicable PRC Laws regarding the contribution and payment of its registered capital, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(j) The Company and its Subsidiaries and, to the Knowledge of the Company, all holders of Company Options, Company Restricted Stock Units, and Company securities who are PRC residents have complied with the reporting and/or registration requirements under SAFE Circular 7 and SAFE Circular 37, if applicable, with respect to the Company Stock Plans, the Company Options and the Company Restricted Stock Units.

3.21 Environmental Matters.

(a) The Company and each of its Subsidiaries are now and have been in compliance in all material respects with all applicable Environmental Laws, and possess and are now and have at all times since January 1, 2012 been, in all material respects, in compliance with all applicable Environmental Permits necessary to operate the business as presently operated.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance, in all material respects, with applicable Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(d) Neither the Company nor any of its Subsidiaries has received from a Governmental Authority any written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location, except with respect to any such notification concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise with no ongoing corrective action liability or obligation on the part of the Company or any of its Subsidiaries.

(e) Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened relating to the Company’s or its Subsidiaries’ non-compliance with Environmental Laws.

3.22 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in either case, that would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. As of the date hereof, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is subject to any Order that prohibits such individual from engaging or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.24 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings, since October 1, 2013, there has not been executed or effective any transaction, agreement, arrangement or understanding between the Company or any of its Subsidiaries, on the one hand, and any other Person that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 Brokers. Except for Oppenheimer & Co., Inc., there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.26 Opinion of Financial Advisor. The Company Board has received the opinion of Oppenheimer & Co., Inc., financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to and based upon the various qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.

3.27 Customers and Suppliers.

(a) Section 3.27(a) of the Company Disclosure Letter lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended December 31, 2014) (each, a “Major Customer”). Section 3.27(b) of the Company Disclosure Letter lists the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended December 31, 2014) (each, a “Major Supplier”). Neither the Company nor any of its Subsidiaries has received any written notice from any Major Customer or Major Supplier that it intends to terminate, not renew, or materially and adversely change the terms of (whether related to payment, price or otherwise) its relationship with the Company or its Subsidiaries.

(b) None of the Company or any of its Subsidiaries has, or has had at any time since January 1, 2012, a direct contractual agreement with any agency of the U.S. Government and none of its or their products or technology are specifically designed for a U.S. Government customer.

3.28 Indebtedness and Insolvency. Except as set forth in Section 3.12(a)(vii) of the Company Disclosure Letter, as of the date of this Agreement none of the Company or any of its Subsidiaries (a) has incurred, assumed or guaranteed or otherwise is or has agreed to be liable (contingent or otherwise) for any Indebtedness; (b) has sought any protection pursuant to any bankruptcy or insolvency Law, nor does the Company have any Knowledge that any creditors of the Company or any of its Subsidiaries intend to initiate involuntary bankruptcy or insolvency proceedings.

3.29 Anti-Takeover Statutes. Assuming that the representations of Parent and Acquisition Sub set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby and thereby. No other takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.

3.30 Proxy Statement. The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.

3.31 Exclusivity of Representations; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article III, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness thereof, and if made, such representation or warranty must not be relied upon by Parent or any of its Affiliates or any Representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person on their behalf), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent or any of its Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Article III.

(b) Except for the representations and warranties set forth in Article IV, the Company acknowledges and agrees that (i) neither Parent nor Acquisition Sub nor any other Person on behalf of either of them has made or is making any express or implied representation or warranty with respect to Parent or Acquisition Sub or any of their Affiliates or any of their respective businesses, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to the Company or any of its Affiliates or Representatives; and (ii) any such other representations and warranties are expressly disclaimed by Parent and Acquisition Sub, and neither the Company nor any Person on its behalf is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent is a limited liability company duly organized and validly existing under the Laws of the State of Delaware, and has the requisite company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Neither Parent nor Acquisition Sub is in violation of their respective organizational documents.

4.2 Corporate Power; Enforceability. Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby, including the Financing. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Financing, have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no additional corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Financing. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Financing, do not and will not (a) violate or conflict with any provision of the certificates of incorporation, bylaws or other organizational documents of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby, including the Financing, or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Financing, except:

(a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business,

(b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act,

(c) Consents required under, and compliance with any other applicable requirements of the HSR Act; and

such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby, including the Financing, or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.6 Proxy Statement. The information supplied by Parent, Acquisition Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.7 Ownership of Company Capital Stock. Neither Parent nor Acquisition Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement).

4.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company prior to the Effective Time in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

4.9 Operations of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

4.10 Financing.

(a) Parent has delivered to the Company an executed letter of commitment (the “Commitment Letter”) from the Financing Sources, for the purpose of funding a portion of the transactions contemplated by this Agreement (the “Financing,” provided that for purposes of this Agreement, the Financing shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with this Agreement, any such alternative financing). There are no conditions precedent or other contingencies related to the investing of the full amount of the Financing, as of the date of this Agreement, other than as set forth in the Commitment Letter.

(b) As of the date hereof (i) the Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect; (ii) the Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and Acquisition Sub and, to the knowledge of Parent and Acquisition Sub, the other parties thereto (as applicable and subject to the terms thereof and to the Enforceability Limitations); and (iii) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Acquisition Sub under any term, or a failure of any condition, of the Commitment Letter or otherwise result in any portion of the Financing contemplated thereby to be unavailable. As of the date hereof, subject to the accuracy of the representations and warranties of the Company contained in Article III hereof, and the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 hereof, neither Parent nor Acquisition Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition contained in the Commitment Letter required to be satisfied by it or that any portion of the Financing contemplated thereby will be unavailable to Parent and Acquisition Sub at the Effective Time. Parent and Acquisition Sub have fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are due and payable on or before the date of this Agreement.

(c) Assuming the Financing is funded in accordance with the Commitment Letter, as of the date hereof, the aggregate net proceeds from the Financing provided under the Commitment Letter are, together with the aggregate cash held by Parent, sufficient to fund all of the amounts required to be provided by Parent and/or Acquisition Sub for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of all amounts required to be paid pursuant to Article II, any repayment or refinancing of indebtedness of Parent, Acquisition Sub, the Company or any of their respective Subsidiaries required in connection with the Merger, and the payment of all associated costs and expenses of the Merger and the other transactions contemplated hereby.

(d) The obligations of Parent and Acquisition Sub under this Agreement are not contingent in any respect upon the funding of the amounts contemplated to be funded pursuant to the Commitment Letter. The obligations of Parent and Acquisition Sub under this Agreement are not subject to any conditions regarding Parent’s, Acquisition Sub’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

4.11 Solvency. Neither Parent nor Acquisition Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Acquisition Sub, the Company or any of their respective Subsidiaries. Each of Parent and Acquisition Sub is Solvent as of the date of this Agreement, and each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at the Effective Time. As used in this Section 4.10, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Acquisition Sub (on a consolidated basis) will exceed their debts (on a consolidated basis), (b) Parent and Acquisition Sub (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent and Acquisition Sub (on a consolidated basis) has reasonably sufficient capital with which to conduct its business. For purposes of this Section 4.10, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.12 Non-Reliance; Exclusivity of Representations.

(a) In connection with the due diligence investigation of the Company by Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including pursuant to Section 6.8) from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Acquisition Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, that Parent and Acquisition Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans). Accordingly, Parent and Acquisition Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), unless any information contained in such estimates, projections, forecasts, plans or budgets is also expressly contained in any of the representations and warranties of the Company set forth in this Agreement.

(b) Except for the representations and warranties expressly set forth in this Article IV, (a) neither Parent nor Acquisition Sub (or any other Person) makes, or has made, any representation or warranty relating to Parent or Acquisition Sub or any of their Affiliates or any of their respective businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby and (b) no Person has been authorized by Parent or Acquisition Sub to make any representation or warranty relating to Parent or Acquisition Sub or any of their Affiliates or any of their respective businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness thereof, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or any Representatives of any of the foregoing as having been authorized by Parent or Acquisition Sub or any of their Affiliates (or any other Person on their behalf).

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Interim Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (B) use its commercially reasonable efforts, consistent with past practices and policies, to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 5.1(b), (B) the issuance of shares of Company Common Stock upon the vesting or settlement of Company Restricted Stock Units outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 5.1(b), (C) the issuance and sale of shares of Company Common Stock to participants in the Company ESPP pursuant to the terms thereof and only with respect to the offering period open as of the date of this Agreement and (D) the grant of options or restricted stock units to newly hired non-officer employees in the ordinary course of business of the Company; provided, that the number of shares of Common Stock exercisable or issuable upon vesting of any such options and such restricted stock units shall not exceed 20,000 shares in the aggregate in any two month period prior to the Closing.

(iii) directly or indirectly repurchase or redeem any Company Securities or Subsidiary Securities, except (A) repurchases of Company Securities pursuant to the terms and conditions of Company Options or Company Restricted Stock Units outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 5.1(b) and (B) in connection with Tax withholdings and exercise price settlements, as applicable, upon the exercise of Company Options or vesting of Company Restricted Stock Units in accordance with their terms as of the date hereof;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for (i) cash dividends or other distributions made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries and (ii) quarterly dividends not to exceed $0.06 per share made by the Company to its Stockholders consistent with past practice;

(v) propose or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi) except as required by applicable Law, convene any regular or special meeting of the Company Stockholders or of the holders of any Subsidiary Securities;

(vii) (A) incur or assume any Indebtedness, except for (1) debt incurred in the ordinary course of business, in amounts consistent with past practice, under letters of credit, lines of credit or other credit facilities or arrangements as in effect on the date hereof, and (2) loans or advances between the Company and any of its direct or indirect wholly-owned Subsidiaries, or between any of its direct or indirect wholly-owned Subsidiaries, (B) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly-owned Subsidiaries), except for travel or business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (C) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(viii) except as may be required by applicable Law or the terms of any Employee Plan as in effect on the date hereof, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any Employee Plan, bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, equity-based compensation, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, retention, change in control, severance or other employee benefit agreement, trust, plan, fund or other arrangement (including any agreement, trust, plan, fund or arrangement that would be an Employee Plan if it were in existence on the date of this Agreement) for the compensation, benefit or welfare of any current or former director, officer, employee or independent contractor in any manner, except in any such case, in connection with the hiring or promotion of non-officer employees, who have an aggregate annual compensation that is not in excess of $100,000 in the ordinary course of business consistent with past practice, (B)(1) increase or commit to increase the salaries, bonuses, severance, termination, retention or change in control pay or other compensation (including equity-based compensation) or benefits payable or to become payable, (2) accelerate the vesting of any compensation or material benefits, (3) grant, pay or agree to pay any bonus or special remuneration, or (4) pay or agree to pay any material benefit, in each case (1), (2), (3) and (4) to any current or former director or officer or any employee or independent contractor who received or is expected to receive aggregate annual compensation of $100,000 or more, (C) terminate, promote or change the title of any director or officer (retroactively or otherwise), (D) hire or make an offer to hire any new employee, officer, director, independent contractor, except for the hiring or promotion of non-officer employees who have an aggregate annual compensation that is not in excess of $200,000, in the ordinary course of business consistent with past practice or (E) enter into any material agreement with respect to any labor dispute, organizing activity or proceeding, or any lockouts, slowdowns, strikes or work stoppages, or threats of any thereof;

(ix) settle or compromise any pending or threatened Legal Proceeding, or commence any Legal Proceeding involving individually more than $500,000 or in the aggregate more than $1,000,000, except for the settlement of any Legal Proceeding that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance) to be performed by the Company or its Subsidiaries following the Effective Time (including any obligation to refrain from taking or performing any activities or actions), or waive any material claims or rights;

(x) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

(xi) (A) make or change any material Tax election, (B) settle or compromise any income or other material Tax Liability, (C) amend any income or other material Tax Return, (D) waive any right to claim a Tax refund or (E) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(xii) (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or, except with respect to wholly-owned Subsidiaries, make any capital contributions or other investments in any Person, in excess of $1,000,000 individually or $2,000,000 in the aggregate or (B) dispose of any material properties or material assets of the Company or its Subsidiaries;

(xiii) establish or otherwise engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xiv) make any capital expenditure or expenditures which (A) involves the purchase of real property, (B) are pursuant to capital expenditure commitments entered into after the date hereof or otherwise are made after the date hereof (except to the extent described in clause (C) hereof) to the extent such expenditures are in excess of $6,000,000 in the aggregate or (C) are pursuant to capital expenditure commitments existing as of the date hereof, to the extent such expenditures are made after the date hereof and are in excess of $3,000,000 in the aggregate;

(xv) (A) except as is in the ordinary course of business consistent with general past practice, (i) enter into any Contract that would have been a Material Contract if entered into prior to the date hereof or (ii) amend, renew, extend, modify or terminate, or otherwise waive, release or assign any rights, claims or benefits of the Company or any of its Subsidiaries under, any Material Contract (or Contract that would have been a Material Contract if entered into prior to the date hereof) if such amendment, renewal, extension, modification, termination, waiver, release or assignment would be (x) reasonably expected to be adverse to the Company and its Subsidiaries, taken as a whole, in any material respect and (y) outside the ordinary course of business or (B) fail to comply with or breach in any material respect any Material Contract;

(xvi) enter into any Contract that by its terms limits, curtails or restricts the ability of the Company or any of its Subsidiaries to compete or conduct activities in any geographic area, line of business, or with any Person, in each case in a manner that is or would reasonably be expected to be material to the operations of the Company and its Subsidiaries taken as a whole;

(xvii) other than Standard Outbound Licenses, grant to any third Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any material Intellectual Property Rights; assign or transfer to any third Person any material Company Intellectual Property Rights; or abandon any Company Registered Intellectual Property Rights;

(xviii) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by the Company or any of its Subsidiaries which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters; or

(xix) enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and terminate such Persons’ access to any data room containing the Company’s confidential information, and shall as promptly as practicable (and in any event within three (3) Business Days) request the return from all such Persons or the destruction by such Persons of all copies of confidential information previously provided to such Persons by the Company, its Subsidiaries or Representatives.

(b) Subject to Section 5.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (A) the termination of this Agreement pursuant to Article VIII and (B) the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney, accountant or other authorized agent or representative retained by any of them (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

(c) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to the receipt of the Requisite Stockholder Approval, if the Company receives from any Person a bona fide, written and unsolicited Acquisition Proposal not involving a breach of Section 5.2(b) that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, the Company Board may, directly or indirectly through the Company’s Representatives, (i) participate or engage in discussions or negotiations with such Person and/or (ii) furnish to such Person any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to an Acceptable Confidentiality Agreement, provided that contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent; provided, however, that in the case of each action taken pursuant to the preceding clauses (i) or (ii), prior to taking such action, (A) the Company Board and/or any authorized committee thereof determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law, and (B) the Company gives Parent written notice of the identity of such Person and the material terms of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person (and shall include with such notice copies of any written materials received from or on behalf of such Person in connection with or relating to such Acquisition Proposal). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or its Representatives shall be deemed to be a breach of this Section 5.2 by the Company.

(d) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Parent and Acquisition Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Company Board and/or any authorized committee thereof determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law.

(e) In addition to the obligations of the Company set forth in Section 5.2(b), the Company shall promptly (and in any event within 48 hours) notify Parent of any receipt by the Company or any of its Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, including with such notice the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written materials received from or on behalf of such Person in connection with or relating to such Acquisition Proposal (including any financial terms)). The Company shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal, request or inquiry.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Acquisition Sub, on the one hand, and (without limiting the rights of the Company specifically provided under Section 6.2, Section 6.3, Section 6.4 and Section 6.5) the Company, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to, in all cases subject to Section 6.2: (i) cause the conditions to the Merger set forth in Article VII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities that are necessary to consummate the Merger and the other transactions contemplated by this Agreement; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this

Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required to (nor without the prior consent of Parent shall it, or shall it agree to) pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

6.2 Regulatory Approvals.

(a) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall:

(i) Prepare and file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, unless Parent determines in good faith after consultation with its outside legal counsel and the Company that an obligation to file under the HSR Act arises after the signing (including as a result in a change in the valuation of the Company’s HSR reportable assets), then within ten (10) Business Days following such determination; and

(ii) prepare and file all filings required to obtain the approvals under the Antitrust Laws of the jurisdictions set forth on Schedule 6.2(a)(ii) (such locations, together with the United States, the “Required Antitrust Jurisdictions”).

(b) Subject to Section 6.2(e) each of Parent and the Company shall, to the extent permitted by applicable Law and not prohibited by the applicable Governmental Authority, and subject to all applicable privileges, including the attorney-client privilege, with respect to the filings described in Section 6.2(a):

(i) cooperate and coordinate with the other in the making of such filings (including providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws (including Antitrust Laws) or Orders with respect to any such filing;

(ii) supply the other with any information that may be required in order to make such filings;

(iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ, and the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other applicable Laws; and

(iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other filings to Governmental Authorities necessary under the applicable Laws of any jurisdiction as soon as practicable, including using best efforts to take all such action as may be reasonably required to resolve such objections, if any, as the FTC, the DOJ or any other Governmental Authority or Person may reasonably assert under any applicable Laws (including Antitrust Laws) or Orders with respect to the Merger.

(c) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other applicable law with respect to which any such filings have been made, then such party shall use its best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to:

(i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger or any other transactions contemplated hereby;

(ii) give each other an opportunity to participate in each of such meetings;

(iii) keep the other party apprised with respect to any oral communications with any Governmental Authority regarding the Merger or any other transactions contemplated hereby;

(iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority;

(v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger or any other transactions contemplated hereby;

(vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger or any other transactions contemplated hereby; and

(vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 7.1(b) and Section 7.1(c).

Any such disclosures, rights to participate or provisions of information by one party to the other pursuant to this subsection (c) or subsection (b) may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

(d) Each of Parent, Acquisition Sub and the Company shall cooperate with one another to (i) promptly determine whether any filings not contemplated by this Section 6.2 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 6.2 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(e) Each of Parent, Acquisition Sub and the Company shall use reasonable best efforts to avoid or eliminate impediments under any Antitrust Laws that may be asserted by the FTC, the DOJ, or any other Governmental Authority with respect to the transactions contemplated by this Agreement, so as to enable the Closing to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date.

(f) Notwithstanding anything herein to the contrary, Parent shall use its reasonable best efforts and take any and all reasonable actions necessary to avoid, eliminate and resolve any and all impediments under any applicable law that may be asserted by any Governmental Authority or any other Person with respect to the Merger (including without limitation any Antitrust Laws of any Required Antitrust Jurisdiction) and to obtain all consents, approvals, and waivers under any applicable law that may be required by any Governmental Authority to enable the parties to close the Merger (including without limitation to the extent required under any Antitrust Laws of any Required Antitrust Jurisdiction) as promptly as practicable, including but not limited to: (i) providing one or more non-exclusive, royalty-free licenses covering Company SRAM Intellectual Property to any entity or entities identified within two (2) years after consummation of the Merger by a current SRAM customer or distributor of ISSI (“Customer”) as a potential replacement (“Supplier”) and, in connection with such license or licenses, assigning at a Customer’s request to a Supplier any existing Company contract with such Customer covering SRAM products, waiving or releasing contractual non-compete and related provisions of employment contracts of Company employees in the Company’s SRAM business so they are free to be employed by or otherwise assist a Supplier, and such other provisions as a reviewing Governmental Authority may reasonably request; and/or (ii) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, in relation to the Company’s SRAM business, to: (w) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company; (x) terminate existing relationships, contractual rights or obligations of the Company; (y) terminate any venture or other arrangement; and (z) create any relationship, contractual rights or obligations of the Company, to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger or to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the Termination Date.

6.3 Proxy Statement.

(a) As soon as practicable (and in any event within twenty (20) Business Days) following the date hereof, the Company shall prepare and file with the SEC in preliminary form the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and Acquisition Sub as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Acquisition Sub, or any of their respective directors, officers or other Affiliates, should be discovered by the Company, Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(b) Subject to applicable Law, the Company shall cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable (and in any event within ten (10) Business Days) following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement.

(c) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change, (i) the Company shall not file with the SEC the Proxy Statement or any amendment or supplement thereto, and (ii) the Company shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement, in any such case referenced in the preceding clause (i) or (ii) without providing Parent and Acquisition Sub a reasonable opportunity to review and comment thereon or participate therein, as the case may be, and the Company shall consider all such comments by Parent in good faith.

(d) The Company shall advise Parent and Acquisition Sub, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement, or any receipt of a request by the SEC or its staff for additional information in connection therewith, and shall provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff thereof, on the other hand, with respect to the Proxy Statement. The Company also shall provide Parent with copies of any written comments or responses to be submitted by the Company in response to any comments or inquiries from the SEC or the staff thereof and shall provide Parent a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff relating to the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable.

(e) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change, the Company shall include the Company Board Recommendation in the Proxy Statement.

6.4 Company Stockholder Meeting.

(a) The Company shall, as soon as practicable following the date hereof, cancel the stockholder meeting scheduled to be held in connection with the Uphill Merger Agreement.

(b) The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (or any adjournment or postponement thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date hereof for the purpose of voting to approve the Merger in accordance with the DGCL. Once the Company has established the record date for the Company Stockholder Meeting the Company shall not change such record date without the prior written consent of Parent, unless required by applicable Law. Without limiting the generality of the foregoing, the Company shall hold the Company Stockholder Meeting no later than 45 calendar days following the date the dissemination of the Proxy Statement to the Company’s stockholders is commenced; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting:

(i) For sequential periods of up to five (5) Business Days each, if there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting;

(ii) For so long as the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC or its staff; or

(iii) For one time only, for up to three (3) weeks, if the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to (A) give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change), or (B) to enable the additional time to solicit proxies from Company Stockholders.

(c) Without the prior written consent of Parent, the approval of this Agreement and the transactions contemplated hereby (including the Merger), and any matters related thereto, shall be the only matters which the Company shall propose to be acted on at the Company Stockholder Meeting.

(d) Unless this Agreement has been terminated in accordance with Section 8.1, the Company shall solicit from the Company Stockholders proxies in favor of the approval of the Merger in accordance with Delaware Law, submit the Merger for approval of the Company Stockholders at the Company Stockholder Meeting and, unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change pursuant Section 6.5(b), use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholder Meeting.

(e) Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, unless this Agreement has been terminated in accordance with Section 8.1, no Company Board Recommendation Change shall obviate or otherwise affect the obligation of the Company to call and hold the Company Stockholder Meeting pursuant to and in accordance with this Section 6.4.

6.5 Company Board Recommendation.

(a) Subject to Section 6.5(c), the Company Board shall make the Company Board Recommendation.

(b) Neither the Company Board nor any committee thereof shall (x) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent, the Company Board Recommendation, (y) approve, endorse or recommend an Acquisition Proposal or (z) fail to recommend against acceptance of any tender offer or exchange offer for shares of the Company Common Stock within ten (10) Business Days after the commencement of such offer (each of clauses (x), (y) and (z), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the receipt of the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may make a Company Board Recommendation Change if and only if:

(i)     (A) the Company has received an unsolicited, bona fide written Acquisition Proposal that constitutes a Superior Proposal and not involving a breach of Section 5.2(b);

(B) the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law;

(C) the Company shall have notified Parent in writing of the Superior Proposal, including providing Parent with the identity of the Person making such Superior Proposal and a copy of the then-current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements (including financing agreements, if any) with respect to such Superior Proposal (a “Superior Proposal Notice”), provided that with respect to any amendment to the financial terms or other material terms of such Superior Proposal, Parent shall be entitled to a new written notice by the Company (a “Superior Proposal Amendment Notice”);

(D) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning as soon as practicable on the day of delivery by the Company to Parent of such Superior Proposal Notice or such Superior Proposal Amendment Notice, as applicable, and ending at 5:00 p.m. Pacific Time on, in the case of a Superior Proposal Notice, the fourth (4th) day following the day of such delivery or, in the case of a Superior Proposal Amendment Notice, the second (2nd) day following the day of such delivery (provided that such two (2) day period shall be extended if applicable through the end of the original four (4) day period);

(E) the Company has during such four (4) day period or such two (2) day period, as applicable, negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) with respect to proposed adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(F) if Parent shall have delivered to the Company during such four (4) day period or such two (2) day period, as applicable, a written, binding and irrevocable offer to modify the terms of this Agreement, the Company Board and/or any authorized committee thereof shall have determined in good faith, after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice or such Superior Proposal Amendment Notice, as applicable, still constitutes a Superior Proposal; or

(ii)    (A) an Intervening Event has occurred;

(B) the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with its outside legal counsel) that the failure to make a Company Board Recommendation Change in light of such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law;

(C) the Company shall have notified Parent in writing of such Intervening Event, including a reasonable description of such Intervening Event (an “Intervening Event Notice”);

(D) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives the Intervening Event and any proposed modifications to the terms and conditions of this Agreement during the period beginning as soon as practicable on the day of delivery by the Company to Parent of such Intervening Event Notice and ending at 5:00 p.m. Pacific Time on the fourth (4th) day following the day of such delivery;

(E) the Company has during such four (4) day period negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) with respect to proposed adjustments to the terms and conditions of this Agreement so that the failure to make such Company Board Recommendation Change is no longer a breach of the Company Board’s fiduciary duties; and

(F) if Parent shall have delivered to the Company during such four (4) day period a written and binding offer to modify the terms of this Agreement, the Company Board and/or any authorized committee thereof shall have determined in good faith, after considering the terms of such offer by Parent, that the failure to make a Company Board Recommendation Change in light of such Intervening Event would still be inconsistent with its fiduciary duties under Delaware Law.

(d) Nothing in this Agreement shall prohibit the Company Board and/or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board and/or any authorized committee thereof determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law; provided that, (x) clause (ii) of this Section 6.5(d) shall not in and of itself be deemed to permit the Company Board and/or any authorized committee thereof to make a Company Board Recommendation Change that would not otherwise be permitted pursuant to this Section 6.5, and (y) in either such case, any such statement(s) or disclosures made by the Company Board and/or any authorized committee thereof will be subject to the terms and conditions of this Agreement, including the provisions of Section 6.5 and Article VIII.

6.6 Public Statements and Disclosure. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.6 shall not apply to any release or announcement made or proposed to be made by the Company in connection with an Acquisition Proposal, a Company Board Recommendation Change or Superior Proposal.

6.7 Anti-Takeover Laws. In the event that any anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; and provided further, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.8 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Acquisition Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege, including, to the extent practicable, by providing such information in redacted form as necessary to preserve such a privilege or comply with such Law or otherwise make appropriate substitute disclosure arrangements, to the extent possible. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the terms and conditions of any applicable Lease and the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive Phase 1 or Phase 2 environmental assessments or other invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. Nothing in this Section 6.8 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

6.9 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all (i) indemnification agreements between the Company or any of its Subsidiaries and (x) any of their respective current or former directors and officers as of the date of this Agreement pursuant to the terms of such agreements as in effect as of the date hereof, and (y) any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time and executes an indemnification agreement on terms no less favorable to the Company and no more favorable to such person than the current form of indemnification agreement with its directors that has been made available to Parent (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.10(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving

Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of no more than one separate counsel retained by an Indemnified Person (and reasonably acceptable to the Surviving Corporation), promptly after statements therefor are received, only if (A) the Surviving Corporation has not elected to control the defense of any such claim, proceeding, investigation or inquiry or (B) an Indemnified Person shall have reasonably concluded that there are or are reasonably likely to be legal defenses available to it that are different from or additional to those available to the Surviving Corporation, as the indemnifying party, or that there exists or is reasonably likely to exist a conflict of interest, in either case, that would make it inappropriate in the reasonable judgment of such Indemnified Person for the same counsel to represent both the Indemnified Person and the Surviving Corporation, as the indemnifying party, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.10(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 6.10(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.10(c) of the Company Disclosure Letter); provided, however, that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance provided that, without the prior written consent of Parent, the Company may not expend per year coverage in excess of the Maximum Annual Premium for such “tail” policy. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, or the Surviving Corporation after the Effective Time otherwise elects to purchase such a policy, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.10(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 6.10 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

6.11 Employee Matters.

(a) Following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time (as they may have been revised or consented to as contemplated by Section 5.1(b)(viii)), provided, however, that nothing in this sentence or otherwise in this Section 6.11 shall prohibit the Surviving Corporation or its Subsidiaries from amending or terminating, or from causing the Surviving Corporation or its Subsidiaries to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(b) During the one (1) year period following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide to Continuing Employees while they continue in employment employee benefits (other than any defined benefit or cash balance pension plan, deferred compensation, equity-based benefits, severance benefits, post-termination health, medical, or other welfare or life insurance benefits and individual employment agreements) that, taken as a whole, are no less favorable in the aggregate than the employee benefits (other than any defined benefit or cash balance pension plan, deferred compensation, equity-based benefits, severance benefits, post-termination health, medical or other welfare or life insurance benefits and individual employment agreements) provided to Continuing Employees immediately prior to the Effective Time. Base salary, cash bonus opportunity or regular wages as of the Effective Time shall not be decreased for a period of one (1) year following the Effective Time for any Continuing Employee who continues to be employed by the Surviving Corporation or an Affiliate during that period.

(c) To the extent that, following the Effective Time, employee benefits are provided under the employee benefit plans, programs and arrangements of Parent or one of its Subsidiaries (including the Surviving Corporation), and in which such Continuing Employees did not participate prior to the Effective Time (the “New Plans”), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries and any predecessor employer (to the extent the Company and its Subsidiaries provide such past service credit) prior to the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, for purposes of eligibility to participate, vesting and, with respect to vacation, sick time or paid time off, accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that (i) it would result in duplication of coverage or benefits or (ii) employees who are similarly situated to the Continuing Employees are not provided with such service credit under such plan. In addition, and without limiting the generality of the foregoing; (a) each Continuing Employee shall be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Employee Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); (b) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation or one of its Subsidiaries to use commercially reasonable efforts to, (x) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent it would have been waived under the comparable Old Plan, and (y) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a comparable Old Plan during the portion of the plan year of the Old Plan during the portion of the plan year prior to the Effective Time to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time.

(d) Prior to making any broadly distributed written or oral communications to the Continuing Employees pertaining to compensation or benefits matters that are affected by either (i) the Merger or (ii) the other transactions contemplated by the Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing such mutually agreeable communication.

(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or their Subsidiaries to terminate, any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their Subsidiaries to continue any Employee Plan, New Plan, or other benefit plan, agreement or arrangement, or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) constitute the establishment or adoption of or an amendment to any employee benefit or compensation plan, program, agreement, contract, policy or arrangement or otherwise be treated as an amendment or modification of any Benefit Plan, New Plan or other benefit plan arrangement. No provision of this Agreement shall create any third party beneficiary rights in any employee of the Company or any Company Subsidiary, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of the Company or any of its Subsidiaries by Parent, the Surviving Corporation or any of the Affiliates or under any benefit plan which any of them may maintain, or otherwise.

6.12 Obligations of Acquisition Sub. Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.13 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) and Section 7.2(b) to not be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.13(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 7.3(a) and Section 7.3(b) to not be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.13(b).

(c) No investigation pursuant to this Section 6.13 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.14 Certain Litigation. The Company shall promptly advise Parent of any litigation or other Legal Proceeding commenced after the date hereof against the Company or any Company Subsidiary or any of its or their directors (in their capacity as such) by any Company Stockholders or any holders of any capital or equity interest in any Company Subsidiary (on their own behalf or on behalf of the Company or a Company Subsidiary) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation or Legal Proceeding. The Company shall give (or cause the applicable Subsidiary to give) Parent the opportunity to consult with the Company regarding and participate in the defense or settlement of any such litigation or Legal Proceeding and shall consider in good faith Parent’s views with respect to such stockholder litigation, and no settlement or entry of judgment or other resolution of any such litigation or Legal Proceeding shall be agreed to or allowed without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.15 Financing.

(a) Each of Parent and Acquisition Sub acknowledges and agrees that prior to the Effective Time the Company and its Affiliates and its and their respective Representatives shall not be required to incur any liability to any Person under any financing that Parent and Acquisition Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 6.16 and that Parent and Acquisition Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against, and compensate and reimburse the Company and its Affiliates and its and their respective Representatives for, any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing, except in each case to the extent arising from the gross negligence, recklessness or willful misconduct of any such Persons.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Acquisition Sub shall use, and shall cause their Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing as promptly as practicable on the terms and conditions described in the Commitment Letter, including using (and causing their Affiliates to use) their respective reasonable best efforts to: (i) maintain in effect the Commitment Letter, (ii) enter into definitive agreements with respect thereto as promptly as practicable on the terms and conditions contained in the Commitment Letter, which agreements shall be in effect at the Effective Time, (iii) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to Parent, Acquisition Sub or their respective Representatives in such definitive agreements that are within its control, and (iv) cause the Financing Sources and any other Persons providing Financing to fund the Financing at or prior to the Effective Time, including by enforcing (including by seeking through litigation to enforce) such Persons’ funding obligations (and the rights of Parent and Acquisition Sub) under the Commitment Letter and Financing Arrangements (as defined below) to the extent necessary to fund the Merger Consideration.

(c) Parent shall not agree to, or permit, any amendments or modifications to, or any waivers under, the Commitment Letter (after giving effect to flex provisions) without the prior written consent of the Company if such amendments, modifications or waivers would reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing), or impose new or additional conditions or otherwise expand the then existing conditions precedent to funding of the Financing at or prior to the Effective Time, if such new or additional conditions or such expanded existing conditions would reasonably be expected to (i) prevent or materially delay or impair the ability of Parent to consummate the Merger or (ii) adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Commitment Letter. Parent shall not release or consent to the termination of the funding obligations of the Financing Sources under the Commitment Letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Commitment Letter if applicable; provided, that such assignments or replacements would not prevent or materially delay or impair the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.

(d) In the event that Parent determines that any portion of the Financing will not be available in the manner or from the sources contemplated in the Commitment Letter, (i) Parent shall promptly so notify the Company and (ii) Parent and Acquisition Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions not materially less favorable to Parent than those in the Commitment Letter, as promptly as practicable following the occurrence of such event (and in any event no later than the Effective Time). The definitive agreements entered into pursuant to Section 6.15(d) or Section 6.15(b)(ii) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(e) Each of Parent and Acquisition Sub acknowledges and agrees that neither the obtaining of the Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Financing or any alternative financing, is a condition to the Closing.

(f) Parent shall (i) promptly furnish the Company complete, correct and executed copies of the Financing Agreements and any amendment, modification or replacement of the Commitment Letter or any Financing Agreements promptly upon their execution, (ii) give the Company prompt written notice of any breach or threatened (in writing) breach by any party of the Commitment Letter or any of the Financing Agreements of which Parent or Acquisition Sub becomes aware or any termination or threatened (in writing) termination thereof, (iii) give the Company prompt written notice of any material dispute or disagreement between or among any parties to the Commitment Letter or any Financing Agreements that would reasonably be expected to result in a breach under the Commitment Letter or Financing Agreements, (iv) give the Company prompt written notice if for any reason Parent or Acquisition Sub has determined in good faith that it will not be able to obtain all or any portion of the Financing on substantially the terms and conditions contemplated by the Commitment Letter or Financing Agreements, (v) promptly furnish any additional information reasonably requested in writing by the Company relating to the circumstances in clauses (i) through (iv) of this Section 6.15(f)) and (vi) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any alternative financing).

6.16 Financing Cooperation.

(a) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent:

(i) agreeing to enter into such agreements, and to use its reasonable best efforts to deliver such officer’s certificates, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s and its material Subsidiaries’ assets pursuant to such agreements as may be reasonably requested;

(ii) providing to the Financing Sources financial and other information relevant to the Financing in the Company’s or its Subsidiaries’ possession or that is reasonably available or that the Company or its Subsidiaries prior to the date hereof in the ordinary course of business would have produced (and in accordance with the timeframe in which such information would have been produced) (including audited and unaudited financial statements as of and for periods both before and after the date hereof, provided that such financial statements shall be provided in a manner as is consistent with the Company’s existing practices), assisting in the preparation of any pro forma financial information or projections, making the Company’s and its Subsidiaries’ senior officers available at reasonable times and for a reasonable number of meetings to assist the Financing Sources (including by way of participation in meetings, presentations, marketing sessions and due diligence sessions), and otherwise reasonably cooperating in connection with the consummation of the Financing;

(iii) using reasonable best efforts to obtain from the Company’s and its Subsidiaries’ accounting firm accountants’ comfort letters and consents customary for debt financings, and assisting Parent and its counsel with information required for customary legal opinions required to be delivered in connection therewith and cooperating in obtaining any necessary valuations;

(iv) furnishing all documentation and other information about the Company and its Subsidiaries that the potential financing sources have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations;

(v) taking all corporate, limited liability company, partnership or other similar actions by the Company and its Subsidiaries that are reasonably necessary to permit the consummation of the necessary financing; and

(vi) using reasonable best efforts to cooperate with Parent to satisfy any conditions precedent to the Financing to the extent within the control of the Company and its Subsidiaries.

Parent shall promptly reimburse the Company for any out-of-pocket expenses and costs reasonably incurred in connection with the Company’s or its Affiliates’ obligations under this Section 6.16(a).

(b) Notwithstanding anything in this Agreement to the contrary:

(i) nothing in this Agreement shall require any cooperation to the extent that it would require the board of directors of the Company or any of its Subsidiaries to take any action or the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement, agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time (for which the Company is not promptly reimbursed by Parent) or to approve the execution or delivery of any document or certificate in connection with the Financing (or any alternative financing);

(ii) no officer of the Company or any of its Subsidiaries who is not reasonably expected to be an officer of the Surviving Corporation shall be obligated to deliver any certificate in connection with the Financing and no counsel for the Company or any of its Subsidiaries shall be obligated to deliver any opinion in connection with the Financing; and

(iii) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including entry into any agreement that is effective before the Effective Time or distribution of any cash by or to the Company that is effective before the Effective Time) or that would be effective prior to the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions. The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval.

(b) Antitrust Approvals and Government Approvals.

(i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(ii) Any approvals or consents required under the applicable Antitrust Laws in the other Required Antitrust Jurisdictions shall have been obtained, or the applicable waiting periods (including any extensions thereof) shall have expired or been terminated.

(c) No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction in any Required Antitrust Jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in:

(i) Section 3.11(a)(ii) shall be true and correct in all respects at and as of the date hereof and at and as of Effective Time as if made at and as of such time;

(ii) Section 3.1 (Organization; Good Standing), Section 3.2(a) (Corporate Power), Section 3.3 (Requisite Stockholder Approval), Section 3.25 (Brokers), Section 3.28(a) (Indebtedness) and Section 3.29 (State Anti-Takeover Statutes) shall be true and correct in all material respects, without regard to any “materiality” or “Company Material Adverse Effect” or similar qualifications contained in them, at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

(iii) Section 3.6 (Company Capitalization) shall be true and correct in all respects at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and except for any failures to be true and correct that would not, individually or in the aggregate, increase the aggregate Merger Consideration payable (including in respect of all Company Options, Company SARs and Company Restricted Stock Units) by more than one-half of one percent (0.5%); and

(iv) Article III (other than the representations and warranties listed in clauses (i), (ii) and (iii) of this Section 7.2(a)) shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” or similar qualifications contained in them, at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failure of such representations and warranties to be so true and correct which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have complied with or performed in all material respects the covenants and obligations that the Company is required to comply with or to perform under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. Parent and Acquisition Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of this Agreement that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failure to be so true and correct would not, individually or in the aggregate, prevent the consummation of the transactions contemplated by this Agreement or the ability of Parent and Acquisition Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Performance of Obligations of Parent and Acquisition Sub. Each of Parent and Acquisition Sub shall have complied with or performed in all material respects the covenants and obligations that it is required to comply with or to perform under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Acquisition Sub, validly executed for and on behalf of Parent and Acquisition Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before the date that is the six (6) month anniversary of the date hereof (the “Termination Date”); provided, that upon the request of either Parent or the Company prior to the Termination Date, in the event all the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing) have been satisfied or waived, other than those set forth in Section 7.1(b) and Section 7.1(c) (but only in connection with Antitrust Laws of a Required Antitrust Jurisdiction), the Termination Date shall be extended until the nine (9) month anniversary of the date hereof; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto whose action or failure to act (including without limitation, with respect to Parent, any failure to fully comply with the terms of Section 6.2(f)) has been a principal cause of or resulted in (A) the failure to satisfy any of the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date and such action or failure to act constitutes a material breach of this Agreement, or (B) the failure of the Effective Time to have occurred prior to the Termination Date, and such action or failure to act constitutes a material breach of this Agreement;

(ii) any Governmental Authority of a Required Antitrust Jurisdiction shall have (A) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (B) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such Order has become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party hereto whose action or failure to act (including without limitation, with respect to Parent, any failure to fully comply with the terms of Section 6.2(f)) has been a principal cause of or resulted in (A) the failure to satisfy any of the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to such termination and such action or failure to act constitutes a material breach of this Agreement, or (B) the failure of the Effective Time to have occurred prior to such termination, and such action or failure to act constitutes a material breach of this Agreement; or

(iii) the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on the adoption of this Agreement was taken;

(c) by the Company, in the event that (i) the Company is not then in material breach of this Agreement, (ii) the representations and warranties of Parent and/or Acquisition Sub contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.3(a) would not be satisfied, or the covenants or obligations of Parent and/or Acquisition Sub contained in this Agreement shall have been breached such that the condition set forth in Section 7.3(b) would not be satisfied, and (iii) such breach is not capable of being cured by the Termination Date or, if capable of being so cured, Parent and/or Acquisition Sub shall have failed to cure such breach within twenty (20) Business Days after Parent and Acquisition Sub have received written notice of such breach from the Company (it being understood that, if applicable, the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) in respect of the breach set forth in any such written notice (A) at any time during such twenty (20) Business Day period, and (B) at any time after such twenty (20) Business Day period if Parent and/or Acquisition Sub shall have cured such breach during such twenty (20) Business Day period);

(d) by Parent, in the event that (i) Parent and Acquisition Sub are not then in material breach of this Agreement, (ii) the representations and warranties of the Company contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.2(a) would not be satisfied, or the covenants or obligations of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(b) would not be satisfied, and (iii) such breach is not capable of being cured by the Termination Date or, if capable of being so cured, the Company shall have failed to cure such breach within twenty (20) Business Days after the Company has received written notice of such breach from Parent (it being understood that, if applicable, Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) in respect of the breach set forth in any such written notice (A) at any time during such twenty (20) Business Day period, and (B) at any time after such twenty (20) Business Day period if the Company shall have cured such breach during such twenty (20) Business Day period);

(e) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in the event that the Company Board shall have effected a Company Board Recommendation Change, in compliance with the terms of Section 6.5(c)(i), to enter into a definitive agreement providing for the consummation of a Superior Proposal; provided, that the Company has not violated Section 5.2 in any material respect, and provided, further, that concurrently with such termination of this Agreement, the Company pays Parent the Termination Fee payable to Parent pursuant to Section 8.3(b)(ii) and enters into a binding definitive agreement with respect to such Superior Proposal;

(f) by Parent, at any time prior to receiving the Requisite Stockholder Approval, in the event that:

(i) the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change;

(ii) the Company Board shall have failed to publicly reconfirm the Company Board Recommendation as promptly as reasonably practicable (and in any event within ten (10) Business Days) after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a public Acquisition Proposal; or

(iii) a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer;

provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) in respect of any of the events described in the preceding clauses (i) through (iii) shall expire, with respect to each such event, ten (10) Business Days after the first date upon which Parent had actual knowledge that it would have been entitled to effect such termination; and

(g) by the Company, if (i) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but provided such conditions are then capable of being fulfilled), (ii) the Company has thereafter confirmed in writing to Parent and Acquisition Sub that it is ready and able to consummate the Merger, and (iii) Parent and Acquisition Sub fail to consummate the Merger within three (3) Business Days following the date the Closing should have occurred in accordance with Section 2.3; provided, however, that during such period of three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3 and for twenty-four (24) hours thereafter, no party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(i).

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for (i) the terms of Section 6.6 and (ii) the indemnification and reimbursement obligations of Parent under Section 6.15(a) and the last sentence of Section 6.16(a) (solely with respect to Parent’s expense reimbursement obligations contained in the last sentence of Section 6.16(a)), this Section 8.2, Section 8.3 and Article IX, in the case of the foregoing clauses (i) and (ii), each of which shall survive the termination of this Agreement and (b) that subject in all cases to Section 8.3(b)(iv) nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages resulting from any Willful Breach prior to such termination (including any failure to fully comply with the terms of Section 6.2(f)), in which case the aggrieved party shall be entitled to all remedies available at law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent $21,341,752 (the “Termination Fee”), within two (2) Business Days after demand by Parent (but in no event prior to the consummation referred to below), in the event that: (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(d) (for Section 8.1(d), only if terminated as a result of a breach by the Company of its covenants or obligations (and not representations or warranties) hereunder such that the condition set forth in Section 7.2(b) would not be satisfied); (B) following the execution and delivery of this Agreement and prior to any such termination of this Agreement, a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and shall not have been publicly withdrawn; and (C) within twelve (12) months following any such termination of this Agreement, the Company or any of its Affiliates either (x) consummates a Competing Acquisition Transaction or (y) enters into a definitive agreement for a Competing Acquisition Transaction which is subsequently consummated (whether before or after such twelve (12) month period), in each case, whether or not the Competing Acquisition Transaction was the same Competing Acquisition Transaction referred to in clause (B) of this Section 8.3(b). For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than twenty percent (20%)” shall be deemed to be references to “a majority.”

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), the Company shall pay to Parent the Termination Fee as a condition to the effectiveness of such termination.

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), the Company shall pay to Parent the Termination Fee within two (2) Business Days after demand by Parent.

(iv) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Parent’s rights set forth in Section 9.8, in any circumstance in which Parent receives payment of the Termination Fee pursuant to this Section 8.3(b), the receipt of the Termination Fee in such circumstance shall constitute the sole and exclusive remedy of Parent, Acquisition Sub and Parent Related Parties against the Company or any of its former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise, including for Willful Breach) or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and, upon receipt of the Termination Fee in such circumstance, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) the Company shall also be obligated with respect to Section 8.3(e)).

(v) Except as expressly provided in the immediately preceding clause (iv), following the receipt of the Termination Fee in such circumstance, (A) none of Parent, Acquisition Sub or any Parent Related Party shall be entitled to bring, maintain or support any Legal Proceedings against the Company or any Company Related Party arising out of or in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) Parent and Acquisition Sub shall use their reasonable best efforts to cause any Legal Proceedings pending in connection with this

Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, to the extent maintained by Parent, Acquisition Sub or any Parent Related Party against the Company or any Company Related Party to be dismissed with prejudice promptly.

(vi) The Company shall make any required payment of the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Parent Payments.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(g), Parent shall pay to the Company an amount equal to $21,341,752 (the “Reverse Termination Fee”) within two (2) Business Days after demand by the Company.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company’s rights set forth in Section 9.8, in any circumstance in which the Company receives payment of the Reverse Termination Fee pursuant to this Section 8.3(c), the receipt of the Reverse Termination Fee in such circumstance shall constitute the sole and exclusive remedy of the Company and all Company Related Parties against Parent, Acquisition Sub, the Financing Parties under the Financing or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Parent Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise, including for Willful Breach) or otherwise arising out of, or directly or indirectly relating to, this Agreement, the Financing Agreements, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby, and, upon receipt of the Reverse Termination Fee in such circumstance, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Financing Agreements, the transactions contemplated hereby or thereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) Parent shall also be obligated with respect to Section 8.3(e) and any indemnification or reimbursement obligations contained in Section 6.15(a) and in the last sentence of Section 6.16(a).

(iii) Except as expressly provided in the immediately preceding clause (ii) above, following the receipt of the Reverse Termination Fee in such circumstance, (A) none of the Company or any Company Related Party shall be entitled to bring, maintain or support any Legal Proceedings against Parent, Acquisition Sub or any Parent Related Party arising out of or in connection with this Agreement, the Financing Agreements, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) the Company shall use its reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the Financing Agreements, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby, to the extent maintained by the Company or any Company Related Party against Parent, Acquisition Sub or any Parent Related Party to be dismissed with prejudice promptly.

(iv) Parent shall make any required payment of the Reverse Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(v) For the avoidance of doubt, while the Company may pursue both a grant of specific performance pursuant to Section 9.8 and the payment of the Reverse Termination Fee under Section 8.3(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.8 and monetary damages, including all or any portion of the Reverse Termination Fee.

(d) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee, or Parent be required to pay the Reverse Termination Fee, as applicable, on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Liquidated Damages. Each of the Company, Parent and Acquisition Sub acknowledges and agrees that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and (ii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent and the Company, respectively, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, the Company or Parent commences a suit that results in a judgment against the non-paying party for the payment of any amount set forth in this Section 8.3, the non-paying party shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. After the Effective Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand, by facsimile (with a written or electronic confirmation of delivery) or by e-mail (so long as a receipt with respect to such e-mail is requested and received), in each case to the intended recipient as set forth below:

(a)	if to Parent or Acquisition Sub, to:

Cypress Semiconductor Corporation

198 Champion Court

San Jose, CA 95134

Attention: Chief Executive Officer; General Counsel

Facsimile No.: 408-545-6911

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP

5 Park Plaza, Suite 1400

Irvine, California 92614-2545

Attention: Larry A. Cerutti

Facsimile No.: 949-622-2739

Email: larry.cerutti@troutmansanders.com

(b)	if to the Company, to:

Integrated Silicon Solution, Inc.

1623 Buckeye Drive, Milpitas, CA 95035

Attention: John Cobb

Facsimile No.: 408-969-4731

E-mail: John_Cobb@issi.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746

Attention: J. Robert Suffoletta, Jr.

Facsimile No.: 512.338.5499

Email: rsuffoletta@wsgr.com

and:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105-1126

Attention: Robert T. Ishii

Facsimile No.: 415.947.2099

Email: rishii@wsgr.com

9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that each of Parent and Acquisition Sub may assign, in Parent’s sole discretion, any of or all Parent’s and/or Acquisition Sub’s rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent or Acquisition Sub, provided that no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, made as of May 19, 2015 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) from and after the Effective Time, as set forth in or contemplated by the terms and provisions of Section 6.10, (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article II, (c) that the Financing Parties are express third party beneficiaries of and shall be entitled to rely upon and enforce Sections 8.3(c), 9.10, 9.11, 9.13 and 9.14 and this Section 9.6, and (d) this Article IX in respect of the Sections set forth under the foregoing clauses (a) through (c). In addition, the Company agrees, on behalf of itself and its Affiliates, stockholders and Representatives (collectively, the “Company Affiliated Parties”), that the Financing Sources and each of their successors and assigns (collectively, the “Financing Parties”) shall be subject to no liability or claims (whether legal or equitable, arising under contract, tort or otherwise) by the Company Affiliated Parties arising out of or relating to this Agreement, the Financing, the transactions contemplated hereby or in connection with the Financing, or the performance of services by such Financing Parties with respect to the foregoing.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or the Financing and to enforce specifically the terms and provisions of this Agreement or the Financing shall not be required to provide any bond or other security in connection with any such order or injunction.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10 Venue. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery of the State of Delaware and (ii) the United States District Court located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or the Transactions. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated herein in (i) the Court of Chancery of the State of Delaware or (ii) if such Court of Chancery lacks jurisdiction, the United States District Court located in the State of Delaware and waives any claim that such suit or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that a final and unappealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction within or outside the United States or in any other manner provided in Law or in equity. Notwithstanding the foregoing, with respect to any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing Sources under the Financing or any Affiliate thereof arising, directly or indirectly, out of or relating to the transactions contemplated by this Agreement, the Financing, any replacement or alternative Financing or the performance of services thereunder, the parties hereto agree that (i) such actions shall be subject to the exclusive jurisdiction of the state or federal courts located in the United States District Court for the Southern District of New York or any New York state court sitting in the city and county of New York and (ii) they shall not bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTER OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

9.12 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) only (i) the specific representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if and to the extent that the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under Delaware Law without such approval. Notwithstanding anything herein to the contrary, Sections 8.3(c), 9.6, 9.9, 9.10, 9.11, 9.12, 9.14 and this Section 9.13 may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources.

9.14 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

CYPRESS SEMICONDUCTOR CORPORATION

By:
Name:
Title:

INDIGO ACQUISITION CORPORATION

By:
Name:
Title:

INTEGRATED SILICON SOLUTION, INC.

By:
Name:
Title:

[AGREEMENT AND PLAN OF MERGER]

Schedule 1

Knowledge Persons

Ron Kalakuntla

Paula Zebrowski

Lou Yang

Schedule 2.6

Other Officers of Surviving Corporation

To come from Parent.

Schedule 6.2(a)(ii)

Required Antitrust Jurisdictions

United States of America

Federal Republic of Germany